Exhibit 4.12

Euro 600,000,000

CREDIT AGREEMENT

dated 29 June 2005

for

SAPPI LIMITED

arranged by

BNP PARIBAS
J.P. MORGAN PLC
SG CORPORATE & INVESTMENT BANKING

with

BNP PARIBAS

acting as Agent

BRINGING THIS DOCUMENT OR ANY CERTIFIED COPY OF THIS DOCUMENT INTO THE REPUBLIC OF AUSTRIA AS WELL AS ANY WRITTEN CONFIRMATION OR WRITTEN REFERENCE TO THIS DOCUMENT MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY TAX. PLEASE READ CLAUSES 13.5 (STAMP TAXES), 29.1 (PAYMENTS), 31 (NOTICES) AND 37 (PLACE OF PERFORMANCE) OF THIS AGREEMENT IN CONNECTION WITH THE FOREGOING.

Ref: JCT/JLM/FG

CONTENTS

CLAUSE		PAGE
	SECTION 1
	INTERPRETATION
1.	Definitions and interpretation	1
	SECTION 2
	THE FACILITY
2.	The Facility	13
3.	Purpose	13
4.	Conditions of Utilisation	13
	SECTION 3
	UTILISATION
5.	Utilisation	15
6.	Optional Currencies	16
	SECTION 4
	REPAYMENT, PREPAYMENT AND CANCELLATION
7.	Repayment	17
8.	Prepayment and cancellation	17
	SECTION 5
	COSTS OF UTILISATION
9.	Interest	20
10.	Interest Periods	21
11.	Changes to the calculation of interest	21
12.	Fees	22
	SECTION 6
	ADDITIONAL PAYMENT OBLIGATIONS
13.	Tax gross up and indemnities	25
14.	Increased costs	30
15.	Other indemnities	31
16.	Mitigation by the Lenders	32
17.	Costs and expenses	32
	SECTION 7
	GUARANTEE
18.	Guarantee and indemnity	34
	SECTION 8
	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19.	Representations	38
20.	Information undertakings	40
21.	Financial covenants	43
22.	General undertakings	46
23.	Events of Default	51
	SECTION 9
	CHANGES TO PARTIES
24.	Changes to the Lenders	56
25.	Changes to the Obligors	59

(i)

	SECTION 10
	THE FINANCE PARTIES
26.	Role of the Agent and the Mandated Lead Arrangers	62
27.	Conduct of business by the Finance Parties	66
28.	Sharing among the Lenders	66
	SECTION 11
	ADMINISTRATION
29.	Payment mechanics	68
30.	Set-off	70
31.	Notices	70
32.	Calculations and certificates	72
33.	Partial invalidity	73
34.	Remedies and waivers	73
35.	Amendments and waivers	73
36.	Counterparts	74
37.	Place of performance	74
	SECTION 12
	GOVERNING LAW AND ENFORCEMENT
38.	Governing law	75
39.	Enforcement	75
	THE SCHEDULE

	THE SCHEDULES

(ii)

THIS AGREEMENT is dated 29 June 2005 and made between:

(1)                            SAPPI LIMITED (the “Company”);

(2)                            THE SUBSIDIARIES of the Company listed in Part 1 of Schedule 1 as original borrowers (the “Original Borrowers”);

(3)                            THE ENTITIES listed in Part 1 of Schedule 1 as original guarantors (the “Original Guarantors”);

(4)                            BNP PARIBAS, J.P. MORGAN PLC and SG CORPORATE & INVESTMENT BANKING (the corporate and investment banking division of the Société Générale) (the “Mandated Lead Arrangers”);

(5)                            THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”); and

(6)                            BNP PARIBAS as agent of the Lenders (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“AO” means the Austrian Business Composition Act (Ausgleichsordnung-AO)

“Austrian Borrower” means a Borrower incorporated in Austria.

“Austrian Guarantor” means a Guarantor incorporated in Austria.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one month prior to the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)                                   the Base Currency Amount of its participation in any outstanding Loans; and

(b)                                  in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Loans that are due to be repaid, prepaid or, as the case may be, expire on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” means euro.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, the amount of such Loan converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment or cancellation of the Loan as the case may be.

“Borrower” means an Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)                                   the interest (other than the Margin and any Mandatory Cost) which a Lender would have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                  the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and in Paris and:

(a)                                   (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)                                  (in relation to any date for payment or purchase of euro) which is a TARGET Day.

“CO” means the Swiss Federal Code of Obligation.

“Commitment” means:

(a)                                   in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)                                  in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disposal” means a sale, transfer or other disposal (including by way of lease or loan) by a person of all or part of its assets, whether by one transaction or a series of transactions.

“Environmental Claim” means any claim, proceeding or investigation by a person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any Group Company conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“EURIBOR” means, in relation to any Loan in euro:

(a)                                   the applicable Screen Rate; or

(b)                                  (if no Screen Rate is available for the period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Existing Facility” means, the facility made available to Sappi Papier Holding GmbH (formerly Sappi Papier Holding AG) pursuant to a credit agreement dated 11 July 2001 made between Sappi Papier Holding AG as borrower, the guarantors named in it, the lenders named in it, ABN AMRO Bank N.V., Citibank International plc and J.P. Morgan PLC as lead arrangers and Citibank International plc as agent.

“Facility” means the multicurrency revolving loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’

written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means the letter dated 13 April 2005 addressed by the Mandated Lead Arrangers to Sappi International S.A. and any other fee letter or letters dated on or about the date of this Agreement between the Agent and the Company setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and the Mandate Letter.

“Finance Party” means the Agent, the Mandated Lead Arrangers or a Lender.

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)                                   moneys borrowed;

(b)                                  any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                   any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                  the amount of any liability in respect of any hire purchase agreement, conditional sale agreement or lease which would, in accordance with generally accepted accounting standards in the relevant jurisdiction be treated as a finance or capital lease;

(e)                                   any guarantee, bond, stand-by letter of credit or other similar instrument issued in connection with the performance of contracts;

(f)                                     any interest rate or currency swap agreement or any other hedging or derivatives instrument or agreement;

(g)                                  any arrangement entered into primarily as a method of raising finance pursuant to which any asset sold or otherwise disposed of by that person is or may be leased to or re-acquired by a Group Company (whether following the exercise of an option or otherwise); or

(h)                                  any guarantee, indemnity or similar insurance against financial loss given in respect of the obligation of any person falling within any of paragraphs (a) to (g) above, except that indebtedness owing by one Group Company to another Group Company shall not be taken into account as Financial Indebtedness.

“Group” means the Company and its Subsidiaries for the time being and “Group Company” means any one of the same.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means Standards and Interpretations adopted by the International Accounting Standards Board (IASB).

“Information Package” means the documents in the form approved by the Company concerning the Group which, at the Company’s request and on its behalf, was prepared in relation to the syndication of the Facility and distributed by the Mandated Lead Arrangers to selected financial institutions before the date of this Agreement.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Joint Venture” means any joint venture, partnership or equivalent arrangement.

“KO” means the Austrian Bankruptcy Code (Konkursordnung-KO).

“Lender” means:

(a)                                   any Original Lender; and

(b)                                  any bank or financial institution which has become a Party as a Lender in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)                                   the applicable Screen Rate; or

(b)                                  (if no Screen Rate is available for the currency or period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that Loan.

“LMA” means the Loan Market Association.

“Majority Lenders” means:

(a)                                   until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, and there are no Loans then outstanding, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction); or

(b)                                  at any other time, a Lender or Lenders whose participations in the Facility then outstanding aggregate more than 66 2/3 per cent. of all the Facility then outstanding.

“Mandate Letter” means the letter dated 13 April 2005 addressed by the Mandated Lead Arrangers to Sappi International S.A.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Margin” means, in relation to a particular Interest Period, the rate per annum determined by reference to the credit ratings assigned as follows:

(a)                                   by S&P to the Company’s long-term senior unsecured debt not credit enhanced; and

(b)

(i)                                  while Moody’s do not assign a credit rating to the Company, by Moody’s to Sappi Papier Holdings GmbH’s long-term senior unsecured debt (benefiting from the guarantee given by Sappi Limited); or

(ii)                               while Moody’s assign a credit rating to the Company, by Moody’s to the Company’s long-term senior unsecured debt not credit enhanced,

(each a “long-term credit rating”) last published (and not withdrawn) before the Quotation Day for that Interest Period, in accordance with the following table:

S&P/Moody’s Rating	Margin (% p.a.)
BB+/Ba1 or below	0.60
BBB-/Baa3	0.40
BBB/Baa2	0.30
BBB+/Baa1 or above	0.25

However:

(a)                                   if the long-term credit ratings assigned by Moody’s and S&P differ, the Margin will be determined as the mean of:

(i)                                  the Margin that would apply in relation to the rating provided by S&P; and

(ii)                               the Margin that would apply in relation to the rating provided by Moody’s, and

(b)                                  if there is no current long-term credit rating published by Moody’s or S&P or if an Event of Default occurs and is continuing on the Quotation Day for that Interest Period, the Margin will be 0.60 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on the ability of the Obligors (taken together) to perform their payment obligations under the Finance Documents or the ability of the Company to comply with the covenants set out in Clause 21.1 (Financial covenants).

“Material Subsidiary” means, at any time, a subsidiary of the Company which has:

(a)                                   earnings before interest and tax representing 10 per cent. or more of the consolidated earnings before interest and tax of the Group (the “Consolidated Earnings”); or

(b)                                  gross assets representing 10 per cent. or more of the consolidated gross assets of the Group (the “Consolidated Assets”); and

(c)                                   in the event that those Group Companies falling within (a) and (b) above when taken together with the Obligors do not account for at least 90 per cent. of the Consolidated Earnings and at least 90 per cent. of the Consolidated Assets, such other Group Companies as are necessary to ensure that the Material Subsidiaries when taken together with the Obligors account for at least 90 per cent. of the Consolidated Earnings and at least 90 per cent. of the Consolidated Assets (with Group Companies being included as Material Subsidiaries in the order in which their earnings before interest and tax and/or gross assets are closest to 10 per cent. of the Consolidated Earnings or, as the case may be, the Consolidated Assets), in each case as set out, until the first Compliance Certificate is delivered, in the list provided to the Agent pursuant to Schedule 2 (Conditions precedent) paragraph (3)(e) and thereafter as calculated by reference to the latest annual consolidated financial statements of the Group delivered by the Company to the Agent pursuant to Clause 20.1 (Financial statements) and as updated from time to time in each Compliance Certificate.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                   (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                  if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                   if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to a period of one Month or the last Month of any period.

“Moody’s” means Moody’s Investors Service Inc.

“Obligor Original Financial Statements” means the audited consolidated financial statements of each Obligor for the financial year ended 30 September 2004.

“Obligor” means a Borrower or a Guarantor.

“Optional Currency” means dollars or any other currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the audited consolidated financial statements of the Company for the financial year ended 30 September 2004.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Outstandings” means the aggregate of the Base Currency Amount from time to time of each of the Loans.

“Paper Business” means, any one or more of the following businesses:

(a)                                   the production, manufacture, distribution, supply, sale, purchase and trading in respect of paper (including but not limited to fine paper, coated and uncoated woodfree paper, packaging paper, publication paper and newsprint);

(b)                                  pulp (including all chemical or other manufacturing processes relating to pulp); and

(c)                                   wood products (including all initial processes, manufacturing or otherwise relating to paper, pulp and paper pulp), the growing of timber supplies,

and any other businesses related or ancillary to any of the foregoing.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

“Party” means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

“Quarter” means each period of three months ending on a Quarter Date.

“Quarter Date” means the Company’s quarterly accounting date on or around the end of any March, June, September or December.

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)                                   (if the currency is sterling) the first day of that period;

(b)                                  (if the currency is euro) two TARGET Days before the first day of that period; or

(c)                                   (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in relation to LIBOR, the principal London offices of BNP Paribas, JPMorgan Chase Bank, N.A. and Société Générale and, in relation to EURIBOR, the principal office in Brussels of BNP Paribas, JPMorgan Chase Bank, N.A. and Société Générale or such other banks as may be appointed by the Agent in consultation with the Company.

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Repeating Representations” means each of the representations set out in Clause 19 (Representations) other than Clause 19.7 (Deduction of Tax), Clause 19.8 (No filing or stamp taxes), Clause 19.9 (No proceedings pending or threatened), Clause 19.10 (Financial statements), Clause 19.12 (Pari passu ranking), Clause 19.13 (Environmental compliance), Clause 19.14 (Environmental Claim), Clause 19.17 (No misleading information), Clause 19.18 (Ownership of each Obligor) and Clause 19.21 (Representation relating to Belgian Obligor), but on the basis that the words “or other Default” are deleted in Clause 19.16 (No Default) on each repetition of the representation in Clause 19.16 (No Default) which occurs on the first day of an Interest Period.

“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under the Limitations Act, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of United Kingdom stamp duty may be void, defences of set-off or counterclaim and similar principles, rights and defences under the laws of any foreign jurisdictions in which relevant obligations may have to be performed, and any qualifications relating to matters of law contained in or referred to in the legal opinions to be delivered to the Agent pursuant to paragraph 2 of Schedule 2 (Conditions Precedent).

“Restricted Obligations” means up-stream or cross-stream benefits granted by a Swiss Obligor without full consideration under Clause 18 (Guarantee and Indemnity), 13 (Tax gross up and indemnities) and 15.2 (Other indemnities), in each case in respect of:

(a)                                   a direct or indirect holding company of that Swiss Obligor; and/or

(b)                                  a sister company of that Swiss Obligor.

“Rollover Loan” means one or more Loans:

(a)                                   made or to be made on the same day that one or more maturing Loan(s) is or are due to be repaid;

(b)                                  the aggregate amount of which is equal to or less than the maturing Loan(s) (unless it is more than the maturing Loan(s) solely because it arose as a result of the operation of Clause 6.2 (Unavailability of a currency));

(c)                                   in the same currency as the maturing Loan(s) (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)                                  made or to be made for the purpose of refinancing a maturing Loan.

“SA GAAP” means generally accepted accounting principles in South Africa.

“Sappi Manufacturing” means Sappi Manufacturing (Pty) Ltd.

“Sappi Manufacturing Group” means Sappi Manufacturing and its Subsidiaries for the time being and “Sappi Manufacturing Group Company” means any one of the same.

“S&P” means Standard & Poor’s Rating Service.

“Screen Rate” means:

(a)                                   in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)                                  in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien, right of set-off, retention of title provision, or any other security interest securing any obligation of any person or any other agreement or arrangement having the effect of giving security or preferential ranking to a creditor.

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)                                   which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)                                  more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)                                   which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Swiss Borrower” means a Borrower incorporated, or for tax purposes resident in, Switzerland.

“Swiss Guarantor” means a Guarantor incorporated, or for tax purposes resident in, Switzerland.

“Swiss Obligor” means a Swiss Borrower or a Swiss Guarantor.

“Swiss Qualifying Lender” means a financial institution which qualifies as a bank pursuant to the laws of its jurisdiction of incorporation and which carries on a genuine banking activity as set out in the explanatory note of the Swiss Federal Tax Administration No. S-02.128 (1.2000) and S-02.123 (9.86).

“Swiss Withholding Tax” means any withholding tax on the payment of interest and dividends (including constructive dividends) in accordance with the Swiss Federal Statute on Anticipatory Tax of 13 October 1965.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Ten Non-Bank Regulation” means, at any time, the explanatory notes of the Swiss Federal Tax Administration No. S-02.128(1.2000) and S-02.122.1(4.99) or legislation or explanatory notes addressing the same issues which are in force at such time.

“Termination Date” means 31 May 2010.

“Total Commitments” means the aggregate of the Commitments, being euro 600,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                   the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                  the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“URG” means the Austrian Business Reorganisation Act (Unternehmensreorganisationsgesetz-URG).

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2                           Construction

(a)                            Any reference in this Agreement to:

(i)                                      “assets” includes present and future properties, revenues and rights of every description;

(ii)                                   the “European interbank market” means the interbank market for euro operating in Participating Member States;

(iii)                                a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)                               “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)                                  a Lender’s “participation”, in relation to: a Loan, means the amount of such Loan that is owed to such Lender or, as the case may be, the amount of such Loan that such Lender is obliged to make available;

(vi)                               a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)                            a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, in so far as the same applies to a class of financial institutions of which a Lender is one, if not having the force of law, being a regulation or the like with which such financial institutions customarily comply in the ordinary course of their business) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)                         a provision of law is a reference to that provision as amended or re-enacted; and

(ix)                                 unless a contrary indication appears, a time of day is a reference to Paris time.

(b)                           where there is reference in this Agreement to any amount, limit or threshold specified in euro, sterling or dollars, in ascertaining whether or not that amount, limit or threshold has been attained, broken or achieved, as the case may be, a non-euro amount shall be counted on the basis of the equivalent in euro of that amount using the Agent’s Spot Rate of Exchange.

(c)                            Section, Clause and Schedule headings are for ease of reference only.

(d)                           Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)                            A Default is “continuing” if it has not been remedied or waived.

1.3                           Currency symbols and definitions

“$” and “dollars” denote lawful currency of the United States of America. “£” and “sterling” denote lawful currency of the United Kingdom and “EUR” and “euro” means the single currency unit of the Participating Member States.

1.4                           Third party rights

A person who is not a party to this Agreement has no right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

SECTION 2

THE FACILITY

2.                                 THE FACILITY

2.1                           The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate amount of euro 600,000,000.

2.2                           Finance Parties’ rights and obligations

(a)                            The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                           The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                            A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.                                 PURPOSE

3.1                           Purpose

(a)                            Each Borrower shall apply all amounts borrowed by it under the Facility towards:

(i)                                      the general corporate purposes of the Group; and

(ii)                                   the repayment and discharge of the Existing Facility.

3.2                           Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                 CONDITIONS OF UTILISATION

4.1                           Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2                           Further conditions precedent

(a)                            The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date (other than in the case of a Rollover Loan):

(i)                                      no Default is continuing or would result from the proposed Loan; and

(ii)                                   the Repeating Representations to be made by each Obligor are true in all material respects.

4.3                           Conditions relating to Optional Currencies

(a)                            A currency will constitute an Optional Currency in relation to a Loan if:

(i)                                      it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)                                   it is dollars or has been approved by the Agent (acting on the instructions of all the Lenders) prior to receipt by the Agent of the Utilisation Request for that Loan.

(b)                           If the Agent has received a written request from the Company by the Specified Time for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i)                                      whether or not the Lenders have granted their approval; and

(ii)                                   if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4                           Maximum number of Loans

(a)                            A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 Loans would be outstanding.

(b)                           Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.                                 UTILISATION

5.1                           Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2                           Completion of a Utilisation Request

(a)                            Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                      the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)                                   the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)                                the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)                           Only one Loan may be requested in each Utilisation Request.

5.3                           Currency and amount

(a)                            The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)                           The amount of the proposed Loan must be an amount whose Base Currency Amount is not more than the Available Facility and which:

(i)                                      if the currency selected is the Base Currency, is a minimum of euro 50,000,000 or, if less, the Available Facility and an integral multiple of euro 10,000,000; or

(ii)                                   if the currency selected is dollars, is a minimum of $50,000,000 or, if less, the Available Facility and an integral multiple of $10,000,000; or

(iii)                                if the currency selected is an Optional Currency other than dollars, is the minimum amount (or an integral multiple, if required) specified by the Agent pursuant to paragraph (b) (ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

5.4                           Lenders’ participation

(a)                            If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available through its Facility Office.

(b)                           The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making of the Loan.

(c)                            The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.                                 OPTIONAL CURRENCIES

6.1                           Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in the Utilisation Request.

6.2                           Unavailability of a currency

If before the Specified Time on any Quotation Day in relation to a Loan:

(a)                                   the Agent has received notice from a Lender that the Optional Currency requested is not readily available to it in the amount required; or

(b)                                  a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the maturing Loan that is due to be repaid) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3                           Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.                                 REPAYMENT

Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

8.                                 PREPAYMENT AND CANCELLATION

8.1                           Illegality

If, at any time after the date of this Agreement, it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Loan:

(a)                                   that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                                  upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)                                   if the relevant Lender so requires, each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2                           Change of Control

(a)                            For the purposes of this Clause 8.2, “associated person” means, in relation to any person, a person who is acting in concert (as defined in The City Code on Takeover and Mergers) with that person or is a connected person (as defined in section 839 of the Income and Corporation Taxes Act 1988) of that person.

(b)                           If, on any date (an “Obligor Change of Control Date”) the whole of the issued share capital of any Obligor ceases to be wholly owned, directly or indirectly, by the Company, then each Lender may by written notice to the Company and the Agent demand on or following the date falling 30 days after the Obligor Change of Control Date:

(i)                                      that each Borrower shall prepay such Lender’s participation in each of its Loan(s); and

(ii)                                   that such Lenders’ obligations under this Agreement shall be terminated and such Lender’s Commitments be reduced to zero.

(c)                            If, on any date (a “Change of Control Date”) a person (whether alone or together with any associated person or persons acting in concert) becomes the beneficial owner of shares in the issued share capital of the Company carrying the right to exercise, or control the exercise of, more than 35 per cent. of the maximum number of votes exercisable at a general meeting of the Company then, each Lender may by written notice to the Company and to the Agent demand on or following the date falling 30 days after the Change of Control Date:

(i)                                      that each Borrower shall prepay such Lender’s participation in each of its Loans; and

(ii)                                   that such Lenders’ obligations under the Agreement shall be terminated and that Lender’s Commitments be reduced to zero.

8.3                           Voluntary cancellation

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of euro 50,000,000 and in integral multiples of euro 10,000,000) of the Available Facility. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably.

8.4                           Voluntary prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of euro 10,000,000).

8.5                           Right of repayment and cancellation in relation to a single Lender

(a)                            If:

(i)                                      any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)                                   any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)                           On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)                            On the last day of each Interest Period in respect of a Loan outstanding under the Facility in respect of which the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.6                           Restrictions

(a)                            Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                           Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                            Unless a contrary indication appears in this Agreement, any part of the Facility which is repaid or prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)                           The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                            No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                              If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

9.                                 INTEREST

9.1                           Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                   Margin;

(b)                                  LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)                                   Mandatory Cost, if any.

9.2                           Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

9.3                           Default interest

(a)                            If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate 1.00 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)                           Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4                           Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.5                           Minimum Interest

When entering into this Agreement, the Parties have assumed that the interest payable at the rates set out in this Clause 9 (Interest) or in other Clauses of this Agreement is not and will not become subject to Swiss Withholding Tax (Verrechnungssteuer). Each Borrower acknowledges and agrees that the interest rates provided for in this Agreement shall constitute minimum interest rates, which, if Swiss Withholding Tax should apply notwithstanding that the Parties do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, shall be adjusted as follows:

(a)                                   any payment of interest due by the Borrowers shall be increased to an amount which (after making any deduction of the Non-refundable Portion (as defined below) of Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of Swiss

Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount.

(b)                                  For the purposes of this Clause 9 (Interest), “Non-refundable Portion” of Swiss Withholding Tax shall mean Swiss Withholding Tax at the standard rate (being, as at the date of this Agreement, 35 per cent.) unless a tax ruling issued by the Swiss Federal Tax Administration confirms that, in relation to a specific Finance Party based on an applicable double taxation treaty, the Non-refundable Portion is a specified lower rate in which case such lower rate shall be applied in relation to such Finance Party.

(c)                                   Each Swiss Borrower shall provide to the Agent the documents required by law and applicable double taxation treaties for the Lenders to prepare claims for the refund of any Swiss Withholding Tax so deducted.

(d)                                  For the avoidance of doubt, payments made by a Swiss Borrower in discharge of interest owed by it neither fall under the term “Restricted Obligations” nor under the exemption from making increased payments in respect of a Tax Deduction provided for in Clause 13.2 (Tax gross-up), Clause 13.3 (Tax indemnity), Clause 13.9 (Swiss Withholding Tax) and Clause 18.10 (Swiss Restrictions).

(e)                                   For the avoidance of doubt, the operation of this Clause 9.5 and of Clause 13 (Tax gross up and indemnities) shall not result in any double counting by the Finance Parties.

10.                           INTEREST PERIODS

10.1                     Selection of Interest Periods

(a)                            A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)                           Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of the Majority Lenders).

(c)                            An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)                           Each Interest Period for a Loan shall start on the Utilisation Date.

(e)                            A Loan has one Interest Period only.

10.2                     Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.                           CHANGES TO THE CALCULATION OF INTEREST

11.1                     Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2                     Market disruption

(a)                            If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)                                      the Margin;

(ii)                                   subject to Clause 11.3 (Alternative basis of interest or funding), the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender as certified by it with a copy to the Agent and the Company of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                                the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                           In this Agreement, “Market Disruption Event” means:

(i)                                      at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)                                   before close of business in Paris on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3                     Alternative basis of interest or funding

(a)                            If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                           Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4                     Break Costs

(a)                            Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                           Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.                           FEES

12.1                     Commitment fee

(a)                            Subject to this Clause 12.1, the Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at a percentage rate per annum on a day to day basis on that Lender’s Available Commitment for the Availability Period equal to the percentage rate (the “Commitment Fee Rate”) of the applicable Margin (determined in accordance with paragraph (b) below), which would apply to a Loan drawn on that day.

(b)         Subject to paragraph (c) below, the Commitment Fee Rate that shall be used for the purposes of paragraph (a) above shall be determined on a day to day basis by reference to the credit ratings assigned by Moody’s and S&P to the Company’s long-term senior unsecured debt not credit enhanced (each a “long-term credit rating”) last published (and not withdrawn) prior to that day in accordance with the following:

(i)             subject to paragraph (c) below, at any time where the long-term credit rating of the Company is BB+ or Ba1 or below from each of Standard & Poor’s and Moody’s respectively (or, if the Company has only one long-term credit rating and that long-term credit rating is BB+ or Ba1 or below from either Standard & Poor’s or Moody’s respectively), the Commitment Fee Rate shall be 40 per cent.;

(ii)            at any time where the Company has a long-term credit rating from each of Standard & Poor’s and Moody’s and one of those long-term credit ratings is BB+ or Ba1 or below, the Commitment Fee Rate shall be 37.5 per cent.; and

(iii)           at any other time, the Commitment Fee Rate shall be 35 per cent..

(c)         While Moody’s have not assigned a credit rating to the Company’s long-term senior unsecured debt not credit enhanced, the rating assigned by Moody’s to Sappi Papier Holdings GmbH’s long-term senior unsecured debt (benefiting from the guarantee given by Sappi Limited) shall be used for the purpose of determining the Commitment Fee Rate pursuant to paragraph (b) above.

(d)         The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective for the period up to the date of cancellation.

12.2       Utilisation fee

(a)         The Company shall pay to the Agent (for the account of each Lender) a utilisation fee in the Base Currency in respect of such Lender’s participation in the Outstandings computed at the rate of:

(i)             if the Outstandings are in an amount greater than 33 per cent. but less than or equal to 66 per cent of the maximum amount of the Facility as at the date of this Agreement, 0.050 per cent per annum of such Lender’s participation in such Outstandings; and

(ii)            if the Outstandings are greater than 66 per cent. of the maximum amount of the Facility as at the date of this Agreement, 0.075 per cent. per annum of such Lender’s participation in such Outstandings.

(b)         This fee is payable on the last day of each successive period of three Months which ends during the Availability Period and on the Termination Date.

12.3       Arrangement fee

The Company shall pay to the Mandated Lead Arrangers the arrangement fee in the amount and at the time agreed in a Fee Letter.

12.4       Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.         TAX GROSS UP AND INDEMNITIES

13.1       Definitions

(a)         In this Agreement:

“New Qualifying Lender” means a Lender who becomes a Qualifying Lender after Sappi International S.A. loses the tax status of a Recognised Coordination Centre.

“Original Qualifying Lender” means a Lender who is a Qualifying Lender prior to Sappi International S.A. losing the tax status of a Recognised Coordination Centre.

“Protected Party” means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is (on the date a payment falls due) entitled (subject to the completion of any necessary procedural formalities) to that payment without a Tax Deduction.

“Recognised Co-ordination Centre” means a Co-ordination Centre within the meaning of the Belgian Royal Decree No. 187 of 30 December 1982 concerning the creation of Co-ordination Centres and the Act of 11 April 1983 containing tax and budgetary measures, as amended from time to time.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

(b)         In this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2       Tax gross-up

(a)         Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)         An Obligor or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification from a Lender it shall notify the relevant Obligor.

(c)         If a Tax Deduction is required by law to be made by an Obligor in one of the circumstances set out in paragraph (d) below, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)         The circumstances referred to in paragraph (c) above are:

(i)             where a person entitled to receive the payment:

(A)         is the Agent or the Mandated Lead Arrangers (on their own behalf); or

(B)          is a Lender which is a Qualifying Lender in respect of which the completion of procedural formalities is required before the relevant Obligor can make payments thereto without a Tax Deduction but such procedural formalities have not been completed; or

(C)          is a Lender which would have been a Qualifying Lender but for any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or published concession of any relevant taxing authority.

(ii)            where (a) Sappi International S.A. for any reason loses the tax status of a Recognised Coordination Centre, including where the status for Recognised Coordination Centres or the exemption from Tax Deduction on interest payments made by Recognised Coordination Centres is abolished and (b), in each case, where no replacement giving equivalent tax status (including exemption from Tax Deduction) (an “Equivalent Tax Status”) exists and is applied and continues to be applied to Sappi International S.A. or no other exemption from Tax Deduction (a “Tax Exemption”) may be applied and continues to be applied by Sappi International S.A., and as a result of such circumstances, a Lender has ceased to be a Qualifying Lender to the extent that this altered status results from such circumstances.  For the avoidance of doubt, this paragraph (d)(ii) of Clause 13.2 applies in each of the following circumstances:

(A)         with respect to an Original Qualifying Lender, where Sappi International S.A. for any reason loses (i) the tax status of a Recognised Coordination Centre and (ii) its Equivalent Tax Status or Tax Exemption, and, in each case, there is no subsequent Equivalent Tax Status or Tax Exemption that may be applied and continues to be applied to Sappi International S.A., and as a result of such circumstances, that Lender has ceased to be a Qualifying Lender; and

(B)          with respect to a New Qualifying Lender, where Sappi International S.A. for any reason loses its Equivalent Tax Status or Tax Exemption, and there is no subsequent Equivalent Tax Status or Tax Exemption that may be applied and continues to be applied to Sappi International S.A., and as a result of such circumstances, that Lender has ceased to be a Qualifying Lender.

(e)         If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)          Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)         A Qualifying Lender and each Obligor which makes a payment to which that Qualifying Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)         A Swiss Borrower shall only be required to make an increased payment to a Lender pursuant to Clause 13.2(c) for a Tax Deduction in respect of Swiss Withholding Tax if and to the extent that such a payment is permitted by applicable Swiss law in force at the relevant time.  The tax indemnity obligation of each Obligor (other than a Swiss Obligor) provided for in Clause 13.3 (Tax indemnity) shall be calculated regardless of whether the Swiss Borrower is prohibited from making an increased payment under this Clause 13.2.

13.3       Tax indemnity

(a)         Subject to Clause 13.5 (Stamp Taxes) and Clause 18.10 (Swiss Restrictions), each Obligor shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party.

(b)         Paragraph (a) above shall not apply:

(i)             with respect to any Tax assessed on a Finance Party:

(A)         under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)          under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)            to a Swiss Obligor in respect of Swiss Withholding Tax to be withheld by it if it is prohibited from doing so by applicable Swiss law in force at the relevant time.

(c)         A Protected Party making, or intending to make, a claim pursuant to paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)         A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4       Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)            a Tax Credit is attributable to that Tax Payment; and

(b)           that Finance Party has obtained, utilised and retained that Tax Credit, on a consolidated Group basis,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

13.5       Stamp Taxes

(a)         The Company shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document or other document which relates to any Finance Document provided, however, that the Company shall not be so liable to pay and indemnify a Finance Party against any cost, loss or liability that a Finance Party so incurs to the extent that such cost, loss or liability results from that Finance Party breaching its obligations under Clause 13.5(b).

(b)         No Party shall bring, send to or otherwise produce in Austria (1) an original copy, notarised copy or certified copy of any Finance Document or other document which relates to any Finance Document, or (2) a copy of any Finance Document or other document which relates to any Finance Document signed or endorsed by one or more Parties other than in the event that:

(i)             this does not cause a liability of a Party to pay stamp duty or other Tax in Austria;

(ii)            a Party wishes to enforce any of its rights under or in connection with such Finance Document in Austria and is only able to do so (including, without limitation, for reason of any objection or defence raised by an Obligor in any form of proceedings in Austria) by bringing, sending to or otherwise producing in Austria (1) an original copy, notarised copy or certified copy of the relevant Finance Document or other document which relates to any Finance Document or (2) a copy of any Finance Document or other document which relates to any Finance Document signed or endorsed by one or more Party and it would not be sufficient for that Party to bring, send to or otherwise produce in Austria a simple copy (a copy which is not an original copy, notarised copy or certified copy) of the relevant Finance Document or other document which relates to any Finance Document for the purposes of such enforcement; in furtherance of the foregoing, a Party shall (1) not object to the introduction into evidence of an uncertified copy of any Finance Document or other document which relates to any Finance Document or raise a defence to any action or to the exercise of any remedy on the basis of an original or certified copy of any Finance Document or other document which relates to any Finance Document not having been introduced into evidence, unless such uncertified copy actually introduced into evidence does not accurately reflect the content of the original document and (2) if such Party is a party to the proceedings before such Austrian court or authority, stipulate as to the accuracy (Echtheit) of an uncertified copy of any such Finance Document or other document which relates to any Finance Document, unless such uncertified copy actually introduced into evidence does not accurately reflect the content of the original document; or

(iii)           a Party is required by law, governmental body, court, authority or agency pursuant to any law or legal requirement (whether for the purposes of initiating, prosecuting, enforcing or executing any claim or remedy or enforcing any judgment or otherwise), to bring an original or certified copy of any Finance Document or other document which relates to any Finance Document into Austria.

(c)         To the extent that a breach by any Party of its obligations under Clause 13.5(b) results in any cost, loss or liability being incurred by any of the other Parties in relation to any stamp duty, registration and other similar Taxes payable in respect of any Finance Document, the Party responsible for such breach shall indemnify such other Parties for any such cost, loss or liability incurred.

13.6       Value added tax

(a)         All consideration payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Obligor shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)         Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of the VAT.

13.7       Filings

In circumstances where an Obligor is required (or would in the absence of any such filing be required) to make a deduction or withholding for or on account of Taxes or any other deduction contemplated by this Clause 13, such Obligor and each relevant Finance Party shall make reasonable endeavours following a reasonable request by the relevant Obligor to file such forms and documents as the appropriate taxation authority may reasonably require in order to enable such Obligor to make relevant payments under the Finance Documents without having to make such deduction or withholding.

13.8       Exemptions from gross up

Notwithstanding anything contained in this Clause 13 (Tax gross up and indemnities), no additional amount will be payable to a Lender under Clause 13.2 (Tax gross-up) in respect of Taxes to the extent that such additional amount would not be payable if that Lender had complied with its obligations under Clause 13.7 (Filings) (unless such failure to comply resulted from a failure by any Obligor to comply with its obligations thereunder).

13.9       Swiss Withholding Tax

Each Swiss Obligor:

(a)            if and to the extent required by applicable law in force at the relevant time:

(i)           may, subject to any applicable double taxation treaty, deduct Swiss Withholding Tax at the rate of 35 per cent. (or such other rate as in force from time to time) from any payment made by it in discharge of Restricted Obligations;

(ii)          shall pay any such deduction to the Swiss Federal Tax Administration; and

(iii)         shall, in accordance with Clause 13.2 (Tax gross-up), notify (or procure that the Company notifies) the Agent that such a deduction has been made and provide the Agent with evidence that such a deduction has been paid to the Swiss Federal Tax Administration; and

(b)           shall not, to the extent a deduction or payment for Swiss Withholding Tax is made pursuant to paragraph (a) above, be obliged to either make an increased payment in accordance with Clause 13.2 (Tax gross-up) or indemnify the Protected Parties in accordance with Clause 13.3 (Tax indemnity) in relation to any payment made by it in relation to any such deduction and payment to the Swiss Federal Tax Administration provided that, in every case, such increased payment or indemnity is prohibited by applicable law in force at the relevant time.

14.         INCREASED COSTS

14.1       Increased costs

(a)         Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation occurring after the date of this Agreement or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)         In this Agreement, “Increased Costs” means:

(i)             a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)            an additional or increased cost; or

(iii)           a reduction of any amount due and payable under any Finance Document,

other than, in each case, any payment on account of Tax imposed on the overall net income of the relevant Finance Party which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2       Increased cost claims

(a)         A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)         Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3       Exceptions

(a)         Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)             attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)            attributable to any cost, increased cost, liability or reduction resulting from any change in the rate of taxation on the overall net income or gross turnover of a Lender imposed in the jurisdiction in which the principal office of the relevant Lender is located or the overall net income or gross turnover of the Facility Office of the relevant Lender imposed in the jurisdiction in which such Facility Office is located;

(iii)           compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iv)          compensated for by the payment of the Mandatory Cost; or

(v)           attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation or failure to comply with any request from or requirement of any central bank or other fiscal, monetary or other authority (whether or not having the force of law).

(b)         In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.         OTHER INDEMNITIES

15.1       Currency indemnity

(a)         If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)             making or filing a claim or proof against that Obligor;

(ii)            obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)         Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2       Other indemnities

Each Obligor will within five Business Days of demand, indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:

(a)            the occurrence of any Event of Default;

(b)           a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Lenders);

(c)            funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)           a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3       Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)            investigating any event which it reasonably believes is a Default; or

(b)           entering into or performing any foreign exchange contract for the purposes of Clause 6 (Optional Currencies); or

(c)            acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.         MITIGATION BY THE LENDERS

16.1       Mitigation

(a)         Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or any other financial institution.

(b)         Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2       Limitation of liability

(a)         The Company shall indemnify each Finance Party, upon presentation of duly documented evidence thereof, for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)         A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might have an adverse effect on its business, operations or financial condition.

17.         COSTS AND EXPENSES

17.1       Transaction expenses

The Company shall promptly on demand pay the Agent and the Mandated Lead Arrangers the amount of all reasonable costs and expenses (including legal fees) incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)            this Agreement and any other documents referred to in this Agreement; and

(b)           any other Finance Documents executed after the date of this Agreement.

17.2       Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all reasonable costs and expenses (including legal fees) incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3       Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) properly incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

18.         GUARANTEE AND INDEMNITY

18.1       Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)            guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)           undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)            indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.  The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2       Continuing guarantee; Nature of guarantee

(a)         This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

(b)         Notwithstanding anything to the contrary herein or in any other of the Finance Documents, this guarantee is meant to be and shall be interpreted as “abstract guarantee” (abstrakter Garantievertrag) and the obligations of the Guarantors hereunder shall be obligations of the Guarantors as principal debtors and not as sureties (Buergschaft) and not as a joint obligation as a borrower (Mitschuldner) and the Guarantors undertake to pay the amounts due under or pursuant to this guarantee unconditionally, irrevocably, upon first demand and without raising any defences (unbedingt, unwiderruflich, auf erste Aufforderung und unter Verzicht auf alle Einwendungen).

18.3       Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                   the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                                  each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4       Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)            any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)           the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)            the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)           any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)            any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)            any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)           any insolvency or similar proceedings.

18.5       Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6       Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)            refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)           hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.7       Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)            to be indemnified by an Obligor;

(b)           to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)            to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

18.8       Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.9       Belgian Guarantee Limitation

In the case of Sappi International S.A. (the “Belgian Guarantor”), with respect to the obligations of any Obligor which is not a Subsidiary of the Belgian Guarantor, its liability under this Clause 18 (Guarantee and Indemnity) shall be limited, at any time, to a maximum aggregate amount equal to the greater of (i) an amount equal to 90% of the Belgian Guarantor’s net assets (as determined in accordance with the Belgian Companies Code and accounting principles generally accepted in Belgium, but not taking intra-group debt into account as debts) as shown by its then most recent audited annual financial statements and (ii) the aggregate amount of the principal amount borrowed by the Belgian Guarantor pursuant to this Agreement and the aggregate amount of any intra-group loans or facilities made to it by any other member of the Group directly and/or indirectly using all or part of the proceeds of the Facility (whether or not such intra-group loan is retained by the Belgian Guarantor for its own purposes or on-lent to another Group company) outstanding at any given time between the first Utilisation Date and the date on which the relevant demand is made.

18.10     Swiss Restrictions

The Restricted Obligations of any Swiss Obligor, if and to the extent required by any applicable Swiss law in force at the relevant point in time, under:

(a)            this Clause 18 (Guarantee and indemnity);

(b)           Clause 13.3 (Tax indemnity); and

(c)            Clause 15.2 (Other indemnities),

shall be limited to the maximum amount of that Swiss Obligor’s profits available for distribution as dividends at any given time (being the balance sheet profits and any reserves made for this purpose, in each case in accordance with articles 804, 675(2) and 671(1) and (2), no. 3, of the Swiss Federal Code of Obligations), and further provided that, to the extent permitted by law, such limitation (as may apply from time to time or not) shall not (generally or definitively) free the Swiss Obligor from payment obligations under this Agreement in excess thereof, but merely postpone the payment date of such payment obligations until such times as payment is again permitted notwithstanding such limitation.

18.11     Austrian Guarantee Limitation

(a)         Nothing in this Agreement shall be construed to create any obligation of an Austrian Guarantor to act in violation of mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschriften), including, without limitation, § 82 et seq. of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung — GmbHG) and § 52 et seq. of the Austrian Act on Joint Stock Companies (Aktiengesetz-AktG) (the “Austrian Capital Maintenance Rules”), and all obligations of the Austrian Guarantor under this Agreement shall be limited in accordance with Austrian Capital Maintenance Rules.

(b)         If and to the extent the payment obligations of the Austrian Guarantor under this Agreement would not be permitted under Austrian Capital Maintenance Rules or would render the directors of an Austrian Guarantor personally liable pursuant to Austrian law to any of the creditors of an Austrian Guarantor as a consequence of paying such amount, then such payment obligations shall be limited to the maximum amount permitted to be paid which would not trigger such directors’ liability, provided that the amount payable shall not be less than (i) the Austrian Guarantor’s balance sheet profit (including retained earnings) (Bilanzgewinn) as defined in § 224 (3) lit A no. IV of the Austrian Commercial Code (Handelsgesetzbuch — HGB) as calculated by reference to the most recent audited financial statements of the Austrian Guarantor then available plus (ii) any other amounts which are freely available for distribution to the shareholder(s) of the Austrian Guarantor under the GmbHG or AktG (as the case may be) and the HGB at the time or times payment under or pursuant to this Agreement is requested from the Austrian Guarantor plus, (iii) to the extent applicable, the equivalent in the Base Currency of the aggregate Utilisations (plus any accrued interest, commission and fee thereon) borrowed by the Austrian Guarantor in its capacity as Borrower and amounts payable by the Austrian Guarantor from Utilisations which were on-lent to the Austrian Guarantor by any other Borrower.

18.12     General Limitation

Without prejudice and in addition to any limitation on the liability of any Additional Guarantor otherwise provided for herein, the liability of each Additional Guarantor under this guarantee shall not at any time exceed the lower of the amount of that Additional Guarantor’s outstanding indebtedness (excluding for this purpose any indebtedness owing by one Group Company to another Group Company) or any limits imposed upon its maximum liability under this guarantee by mandatorily applicable law.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.         REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1       Status

(a)         It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)         It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2       Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery by it of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.3       Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to the Reservations, legal, valid and binding obligations enforceable in accordance with their terms.

19.4       Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)            any law or regulation applicable to it;

(b)           the constitutional documents of any Group Company; or

(c)            to an extent which could reasonably be expected to have a Material Adverse Effect, any agreement or instrument binding upon it or any Group Company or any of their assets.

19.5       Validity and admissibility in evidence

All Authorisations required or desirable:

(a)            to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)           to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6       Governing law and enforcement

Subject to the Reservations:

(a)         The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)         Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7       Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.8       No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9       No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started against any Group Company which are reasonably likely to be adversely determined and which, if so determined, are reasonably likely to have a Material Adverse Effect.

19.10     Financial statements

The Original Financial Statements were prepared in accordance with SA GAAP consistently applied and give a true and fair view of the consolidated financial position of the Group as at the date they were prepared.

19.11     Business Authorisations

Each Authorisation required by each Group Company in connection with its business has been obtained or effected and each Group Company is in full compliance with the same, save where failure to obtain or effect such Authorisation or non-compliance with such Authorisation is not reasonably likely to have a Material Adverse Effect.

19.12     Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13     Environmental compliance

Each Group Company has complied in all respects with all Environmental Law save to the extent that non-compliance would not reasonably be likely to have a Material Adverse Effect.

19.14     Environmental Claim

No Environmental Claim has been commenced where that claim would be reasonably likely to have a Material Adverse Effect.

19.15     No Material Adverse Effect

Since 30 September 2004, there has been no change in the business, condition (financial or otherwise), operations or performance of any Group Company that has had, or would have, a Material Adverse Effect.

19.16     No Default

No Event of Default or other Default is continuing or might reasonably be expected to result from the making of any Utilisation.

19.17     No misleading information

(a)         The factual information contained in the Information Package was true and accurate in all material respects as at the date of the Information Package.

(b)         Nothing has occurred or been omitted from the Information Package and no information has been given or withheld that results in the information contained in the Information Package being untrue or misleading in any material respect.

19.18     Ownership of each Obligor

It is 100 per cent directly or indirectly beneficially wholly owned by the Company.

19.19     Representations relating to Guarantee by Austrian Guarantors

The Austrian Guarantor makes the following representations and warranties to each Finance Party:

(i)             it has performed its own independent investigation into the financial and commercial standing, creditworthiness, and legal status of the other Obligors and has not relied on any information from the Agent, any of the Mandated Lead Arrangers or any Lender in this respect; and

(ii)            any and all transactions entered into by the Austrian Guarantor in connection with the Finance Documents have been entered into on arm’s length terms and for the corporate benefit of the Austrian Guarantor.

19.20     Representation relating to Austrian Borrower

Each Austrian Borrower represents and warrants to each Finance Party that it is acting as principal and for its own account and not as an agent or trustee or in any other capacity on behalf of any other party.

19.21     Representation relating to Belgian Obligor

Sappi International S.A. has the status of a co-ordination centre as described in the Belgian Royal Decree n°187 of 30 December 1982 until 31 December 2005.  As from 1 January 2006 Sappi International S.A. will meet the conditions of a finance company set forth in article 105 1°c of the Royal Decree implementing the Belgian Income Tax Code.

19.22     Repetition

The Repeating Representations (other than Clause 19.19 (Representations relating to Guarantee by Austrian Guarantors)) are deemed to be made by each Obligor and Clause 19.19 (Representations relating to Guarantee by Austrian Guarantors) is deemed to be made by each Austrian Guarantor (in each case by reference to the facts and circumstances then existing):

(a)            on the date of each Utilisation Request and the first day of each Interest Period; and

(b)           in the case of an Additional Obligor, the day on which the company becomes (or it is proposed the company becomes) an Additional Obligor.

20.         INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1       Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)            as soon as the same become available, but in any event within 150 days after the end of each of its financial years the audited consolidated financial statements for the Group and the audited unconsolidated financial statements of each Obligor (if required to be produced by law) for that financial year; and

(b)           as soon as the same become available, but in any event within 45 days of each Quarter Date, the unaudited consolidated interim report for the Group for the period of three months ending on such Quarter Date.

20.2       Compliance Certificate

The Company shall supply to the Agent, with each set of financial statements or interim report delivered pursuant to paragraph (a) of Clause 20.1 (Financial statements), a Compliance Certificate signed by a director of the Company setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

20.3       Requirements as to financial statements

(a)         Each set of financial statements delivered by the Company pursuant to Clause 20.1 (Financial statements) shall be certified by a director of the Company as fairly representing the financial condition of the Group as at the date as at which those financial statements were drawn up.

(b)         The Company shall procure that each set of financial statements or interim report delivered pursuant to paragraph (a) of Clause 20.1 (Financial statements) is prepared using IFRS (other than any such financial statements or interim reports delivered in relation to the Company in respect of any period up to and including the September 2005 Quarter Date which shall be prepared using SA GAAP) (the “SA GAAP Accounts”), and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements or interim report, it notifies the Agent that there has been a material change in IFRS, or the accounting practices or reference periods and its auditors deliver to the Agent:

(i)             a description of any change necessary for those financial statements to reflect IFRS (or in the case of the SA GAAP Accounts, SA GAAP), accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)            sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21.1(a) (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements or interim report and the Original Financial Statements.

The reference in Clause 21.3 (Financial testing) to each of the financial statements and interim reports delivered pursuant to Clause 20.1(a) (Information Undertakings) shall be construed as a reference to such financial statements and interim reports as adjusted (up to and including the September 2005 Quarter Date) to reflect the basis upon which the Original Financial Statements were prepared and after the September 2005 Quarter Date to reflect IFRS.

(c)         If the Company notifies the Agent of a change in accordance with paragraph (b) above then the Company and Agent shall enter into negotiations in good faith with a view to agreeing:

(A)         whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(B)          if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms.

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

For the purposes of Clause 21.3 (Financial Testing) each of the financial statements and interim reports delivered pursuant to Clause 20.1(a) (Information undertakings) in respect of any accounting period falling after 1 October 2005 shall be adjusted to exclude an amount equal to the amount that was reflected in the first such set of financial statements or interim reports as a consequence of any reorganisation of pension fund liabilities upon the first time application of IFRS by the Company which would not otherwise have appeared in the Original Financial Statements.

20.4       Information: miscellaneous

Each Obligor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)       all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)       promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are commenced against any Group Company which is reasonably likely to be adversely determined and which, if so determined, is reasonably likely to have a Material Adverse Effect;

(c)       promptly upon becoming aware of the same, the details of any Environmental Claim made against a Group Company which has, or would reasonably be likely to have, a Material Adverse Effect; and

(d)       promptly, such further information regarding the financial condition, business and operations of the Group as any Lender (through the Agent) may reasonably request.

20.5       Notification of default

(a)         Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Agent has received such notification by another Obligor).

(b)         Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by a director or senior officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6       Change in Material Subsidiaries

With the delivery of each Compliance Certificate, the Company shall set out in the Compliance Certificate the identity and details of the Material Subsidiaries.

20.7       “Know your customer” checks

(a)         If:

(i)             the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)            any change in the status of an Obligor after the date of this Agreement; or

(iii)           a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)         Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.         FINANCIAL COVENANTS

21.1       Financial covenants

The Company shall ensure that:

(a)            on each Quarter Date the mean average of the ratios of EBITDA to Consolidated Net Interest Expense for the Quarter ending on such Quarter Date and each of the three immediately preceding Quarters shall not be less than 3.00:1;

(b)           on each Quarter Date the mean average of the ratios of EBITDA to Consolidated Net Interest Expense for the Quarter ending on such Quarter Date and each of the seven immediately preceding Quarters shall not be less than 3.50:1;

(c)            the ratio of Net Debt to Capitalisation shall not, on any Quarter Date, be greater than 0.65:1;

(d)           the ratio of Sappi Manufacturing Net Debt to Sappi Manufacturing Capitalisation shall not, on any Quarter Date, be greater than 0.65:1.

21.2       Financial definitions

“Capitalisation” means, at any time, the aggregate amount of Consolidated Capital and Net Debt at such time.

“Consolidated Capital” means, at any time, the aggregate of:

(a)            the aggregate amount of the paid up share capital of the Company (as consolidated); and

(b)           the total of the amount standing to the credit of the consolidated capital and revenue reserves of the Group but including any minority interest in a Group Company.

“Consolidated Net Interest Expense” means, in relation to any period, the aggregate of:

(a)            all interest, commissions and other financing charges payable by any Group Company to any person who is not a Group Company in respect of that period;

(b)           to the extent not included in paragraph (a) above, all finance costs charged to the consolidated profit and loss account of the Group in respect of that period;

(c)            all amounts payable by any Group Company in respect of that period under any interest rate protection agreement (less any amounts receivable by any Group Company in respect of that period under any interest rate protection agreement); and

(d)           the interest element of all rentals or, as the case may be, other amounts payable in respect of that period under any finance lease entered into by any Group Company,

less any interest receivable (other than interest receivable from Group Companies) by Group Companies.

“EBITDA” means, in respect of any period, the consolidated profit on ordinary activities of the Group before taxation and extraordinary items (if applicable) for such period, but adjusted:

(a)            by adding back Consolidated Net Interest Expenses for such period;

(b)           by adding back depreciation for such period;

(c)            by adding back any amount amortised in that period against the consolidated profit and loss account of the Group; and

(d)           for other non-cash items as described in the Company’s consolidated financial statements.

“Net Debt” means the aggregate, on a consolidated basis, of:

(a)            that part of the Financial Indebtedness of the Group which relates to obligations for the payment or repayment of money in respect of principal incurred in respect of:

(i)           monies borrowed or raised;

(ii)          any bond, note, loan stock, debenture or similar instrument; or

(iii)         any acceptance credit, bill discounting, note purchase, factoring or documentary credit facility (including, for the avoidance of doubt, any Financial Indebtedness under this Agreement); and

(b)           the capital element of all rentals or, as the case may be, other payments payable under any finance lease entered into by the Group,

less:

(i)             cash at hand and at bank of the Group;

(ii)            bonds, notes and commercial paper beneficially owned by the Group with a maturity of not more than six months and rated at least A-1 by S&P or at least P-1 by Moody’s (or an equivalent rating of another agency which the Agent reasonably determines to be comparable); and

(iii)           bonds or notes maturing within six months and rated at least AA by S&P or at least Aa2 by Moody’s (or an equivalent rating of another agency which the Agent reasonably determines to be comparable).

“Sappi Manufacturing Capitalisation” means, at any time, the aggregate amount of Sappi Manufacturing Consolidated Capital and Sappi Manufacturing Net Debt at such time.

“Sappi Manufacturing Consolidated Capital” means, at any time, the aggregate of:

(a)            the aggregate amount of the paid up share capital of Sappi Manufacturing (as consolidated); and

(b)           the total of the amount standing to the credit of the consolidated capital and revenue reserves of the Sappi Manufacturing Group but including any minority interest in a Sappi Manufacturing Group Company.

“Sappi Manufacturing Net Debt” means the aggregate, on a consolidated basis at the level of Sappi Manufacturing, of:

(a)            that part of the Financial Indebtedness of the Sappi Manufacturing Group which relates to obligations for the payment or repayment of money in respect of principal incurred in respect of:

(i)           monies borrowed or raised;

(ii)          any bond, note, loan stock, debenture or similar instrument; or

(iii)         any acceptance credit, bill discounting, note purchase, factoring or documentary credit facility (including, for the avoidance of doubt, any Financial Indebtedness under this Agreement); and

(b)           the capital element of all rentals or, as the case may be, other payments payable under any finance lease entered into by the Sappi Manufacturing Group,

less:

(i)             cash at hand and at bank of the Sappi Manufacturing Group;

(ii)            bonds, notes and commercial paper beneficially owned by the Sappi Manufacturing Group with a maturity of not more than six months and rated at least A-1 by S&P or at least P-1 by Moody’s (or an equivalent rating of another agency which the Agent reasonably determines to be comparable); and

(iii)           bonds or notes maturing within six months and rated at least AA by S&P or at least Aa2 by Moody’s (or an equivalent rating of another agency which the Agent reasonably determines to be comparable).

21.3       Financial testing

The financial covenants set out in Clause 21.1 (Financial covenants) shall be tested by reference to each of the financial statements and interim reports delivered pursuant to Clause 20.1(a) (Information undertakings).

21.4       Accounting terms

All accounting expressions which are not otherwise defined herein shall be construed in accordance with IFRS other than in the case of the SA GAAP Accounts which shall be construed in accordance with SA GAAP and any financial statements delivered by the other Obligors which shall be construed in accordance with current practice in their respective jurisdiction.

22.         GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1       Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity and (subject to the Reservations) enforceability or admissibility in evidence in its jurisdiction of incorporation of each Finance Document.

22.2       Compliance with laws

Each Obligor shall procure that each Group Company shall comply with all laws (including, without limitation, Environmental Law) to which it may be subject to the extent that failure so to comply does not have, or is not reasonably likely to have, a Material Adverse Effect.

22.3       Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.4       Insurance

Each Obligor shall procure that each Group Company shall maintain levels of insurance in respect of its assets and business in a manner customary for businesses in the same business as the Group.

22.5       Negative pledge

The Company shall not (and shall ensure that no other Group Company will) create or permit to subsist any Security over any of its assets other than:

(a)            any Security entered into pursuant to this Agreement;

(b)           any Security arising by operation of law or in the ordinary course of business;

(c)            any Security granted in the ordinary course of trade over accounts created pursuant to any deposit or retention of purchase price arrangements;

(d)           any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(e)            any Security over an asset of a Group Company established to hold assets of any share option scheme of the Group securing any loan to finance the acquisition of such assets;

(f)            any Security over an asset of a Group Company, or any company which becomes a Group Company, to secure Financial Indebtedness incurred by such company for the purpose of purchasing that asset or of refinancing any such Financial Indebtedness where recourse for that Financial Indebtedness is limited solely to such Security;

(g)           any Security over or affecting any property or asset of a Group Company after the date of this Agreement, where the Security is created prior to the date on which that Company becomes a Group Company, if:

(i)           the Security was not created in contemplation of the acquisition of that company;

(ii)          the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)         the Security is removed or discharged within six months of that Company becoming a Group Company;

(h)           any Security over or affecting any property or asset acquired by a Group Company after the date of this Agreement if:

(i)           the Security was not created in contemplation of the acquisition of that asset by a Group Company;

(ii)          the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a Group Company; and

(iii)         the Security is removed or discharged within six months of the date of acquisition of such asset;

(i)             any Security listed in Schedule 9 (Existing Security) where the principal amount secured has not been increased since the date of this Agreement unless expressly permitted by the terms of this Agreement;

(j)             any Security granted by a Group Company over trade receivables as part of any invoice discounting, factoring, securitisation or like financing which trade receivables have a maturity of less than 364 days;

(k)            any Security granted by a Group Company (other than an Obligor) in favour of another Group Company or Security granted by an Obligor in favour of another Obligor;

(l)             any Security granted with the prior consent of the Majority Lenders; and

(m)           any Security not falling within any of paragraphs (a) to (l) above over an asset which secures indebtedness which when aggregated with any indebtedness the subject of

Security (other than Security falling within paragraphs (a) to (l) above inclusive) does not exceed Euro 100,000,000.

22.6       Disposals

The Company shall not (and shall ensure that no other Group Company will), enter into a Disposal other than a Disposal:

(a)            made in the ordinary course of day to day business of a Group Company;

(b)           by a Group Company to another Group Company at fair market value and on arm’s length terms;

(c)            of cash on terms not otherwise prohibited by this Agreement;

(d)           of an asset in exchange for an asset or assets comparable or superior as to type, value and quality;

(e)            of an asset or assets in exchange (on arm’s length terms) for another asset or assets;

(f)            of a business in exchange for another business where the earnings before interest or tax and the gross assets of the second mentioned business are not less than, respectively, the earnings before interest and tax and gross assets of the first mentioned business;

(g)           of an asset which is obsolete for the purpose for which such an asset is normally utilised;

(h)           to which the Majority Lenders have given their consent;

(i)             occurring directly as a result of any arrangement permitted by Clause 22.8 (Loans and Guarantees) to the extent that any such arrangement constitutes a Disposal;

(j)             occurring directly as a result of any arrangement referred to in paragraph (g) of the definition of Financial Indebtedness to the extent that such arrangement constitutes a Disposal (each a “Permitted Sale and Leaseback Disposal”) provided that:

(i)           the only Group Company party to Permitted Sale and Leaseback Disposals is Sappi Manufacturing; and

(ii)          the aggregate principal amount of Financial Indebtedness to which Permitted Sale and Leaseback Disposals relate does not exceed euro 100,000,000;

(k)            (not falling within paragraphs (a) to (j) above inclusive) which, does not result in the gross book value of all the assets the subject of all such Disposals made after the date of this Agreement, exceeding in aggregate 20 per cent. of the total gross assets of the Group (as at the date of this Agreement).

22.7       Financial Indebtedness

(a)         The Company shall ensure that each Group Company (other than the Obligors and Sappi Manufacturing) shall not incur any Financial Indebtedness other than Financial Indebtedness:

(i)             under any Finance Document or referred to in Schedule 10 (Existing Subsidiary Indebtedness);

(ii)            incurred pursuant to paragraph (f) of the definition thereof;

(iii)           incurred pursuant to paragraph (g) of the definition thereof in an aggregate principal amount of not more than euro 100,000,000;

(iv)          not included in paragraphs (i) to (iii) above inclusive but which does not exceed, for the Group, euro 200,000,000 in aggregate principal amount.

(b)         Each Obligor shall ensure that it is and will be in compliance with:

(i)             the Ten-Non-Bank Regulation; and

(ii)            the rule relating to the aggregate number of persons and legal entities which are not Swiss Qualifying Lenders to which a Swiss Borrower is permitted to owe interest-bearing financial indebtedness under all interest bearing instruments (other than bond issues which are subject to Swiss Withholding Tax) so that no Swiss Withholding Tax is triggered as described in explanatory note S 02.122.1(4.99) of the Swiss Federal Tax Administration and any change or amendment thereof which has an impact on its obligation in respect of Swiss Withholding Tax which, on the date of this Agreement, requires that the aggregate number of persons and legal entities which are not Swiss Qualifying Lenders to which any Swiss Borrower owes interest-bearing financial indebtedness under all interest-bearing instruments taken together (other than bond issues which are subject to Swiss Withholding Tax) does not and will not exceed 20 at any time.

22.8       Loans and Guarantees

(a)         The Company shall not (and shall ensure that no other Group Company shall) make any loans or grant any credit (other than to another Group Company but excluding, for this purpose, Sappi Manufacturing) which would constitute Long Term Financial Indebtedness (as defined below) unless it is made or granted in compliance with paragraph (b) below or:

(i)             the debtor in respect of that Long Term Financial Indebtedness is Sappi Manufacturing (Pty) Ltd. and the payment obligations of Sappi Manufacturing (Pty) Ltd. under such Long Term Financial Indebtedness rank at least pari passu with the claims of all its other unsecured creditors (except for obligations mandatorily preferred by law applying to companies generally); or

(ii)            the debtor in respect of that Long Term Financial Indebtedness (the “Debtor”) has either (1) delivered satisfactory security to the creditor Group Company (the “Creditor”) or (2) in the event that the delivery of such satisfactory security by the Debtor would be (A) unduly onerous or impractical in the reasonable opinion of the Majority Lenders or (B) unlawful or prohibited, entered into arrangements with the Creditor approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed) whereby such arrangements give the same (or reasonably similar) commercial effect as the granting of satisfactory security pursuant to (1) above and delivered to the Agent a legal opinion (in form and content reasonably satisfactory to the Agent) in respect thereof; or

(iii)           at the same time as such loans are made or credit granted, an equivalent amount is made unconditionally available to the Creditor or any other Group Company from a person (other than a Group Company) by way of:

(A)         equity contribution or subscription; or

(B)          loan (but only to the extent permitted under Clause 22.7 (Financial Indebtedness)) or

(C)          loan subordinated on terms reasonably acceptable to the Majority Lenders (to the extent that such a loan would not be permitted under Clause 22.7 (Financial Indebtedness); nor

(b)         The Company shall not (and shall ensure that no other Group Company shall) give any guarantee or indemnity or enter into any other instrument of suretyship or make any loans or grant any credit which would constitute Long Term Financial Indebtedness (as defined below) other than:

(i)             pursuant to the Finance Documents;

(ii)            guarantees, indemnities or other instruments of suretyship given in respect of Long Term Financial Indebtedness of an Obligor or given in favour of a Group Company in respect of the Long Term Financial Indebtedness owed by it to another Group Company or owed to it by another Group Company;

(iii)           loans or other forms of credit made by a Group Company to another Group Company (other than Sappi Manufacturing) or as permitted pursuant to paragraphs (a)(i), (ii) or (iii) above); or

(iv)          guarantees, indemnities or other instruments of suretyship given in respect of Long Term Financial Indebtedness of a Group Company or loans or other forms of credit made by a Group Company where the aggregate (without double counting) of: (1) the aggregate liability (whether actual or contingent) of Group Companies under all guarantees, indemnities and instruments of suretyship given by a Group Company not falling in paragraphs (b)(i) or (ii) above, (2) the amount made unconditionally available by any Group Company by way of equity contribution or subscription or loan to or in connection with any Joint Venture and (3) the amount of all loans or other forms of credit made by any Group Company not falling within paragraphs (a), (i), (ii) or (iii) or (b)(i) or (iii) above, does not exceed euro 100,000,000.

(c)         No Obligor shall give any guarantee or indemnity or enter into any other instrument of suretyship in connection with any Financial Indebtedness of Sappi Manufacturing.

For the purposes of the above,

(i)             “Long Term Financial Indebtedness” means indebtedness for or in respect of the items specified in paragraphs (a) to (d) inclusive and (h) (to the extent it relates to indebtedness falling within paragraphs (a) to (d) inclusive) in each case of the definition of “Financial Indebtedness” other than any such indebtedness which is payable on demand or has a scheduled maturity of no more than a year; and

(ii)            “satisfactory security” means documentation creating, evidencing or granting (subject to any prior interests) Security in respect of the obligation of the Debtor to the Creditor in respect of such Long Term Financial Indebtedness, over assets of the Debtor or over assets of any other person (in each case, such assets shall at least be equivalent in value to the amount of such Long Term Financial Indebtedness (as valued by, in the case of such Long Term Financial Indebtedness being less than euro 100,000,000, the Borrower and in all other cases, Deloitte and Touche (or any other agreed accountancy firm)), in favour of and on terms reasonably acceptable to the Creditor together with a legal opinion (in form and content reasonably satisfactory to the Agent) in respect thereof.

22.9       Merger

(i)             No Obligor shall enter into any amalgamation, demerger or merger if such Obligor is not the surviving entity, unless the liabilities owed to the Lenders under the Finance Documents will survive.

(ii)            No Group Company shall enter into any amalgamation, demerger or merger with a company that is not a Group Company without the consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed).

22.10     Change of Business

The Obligors shall procure that the business of the Group, taken as a whole, remains the Paper Business.

22.11     Undertakings relating to Guarantee by Austrian Guarantor

(a)         The Obligors shall procure that the shareholder(s) of the Austrian Guarantor shall neither increase the stated share capital (Stammkapital) by way of capital increase from free reserves (including a profit carry-forward) (Kapitalerhöhung aus Gesellschaftsmitteln) nor increase any restricted reserves (gebundene Rücklagen) (unless required by Austrian law) but shall pay any funds to be paid to the Austrian Guarantor into the free reserves (ungebundene Rücklagen) of the Austrian Guarantor. Further, the Obligors shall procure that the shareholders of the Austrian Guarantor shall exercise their shareholder rights in such way that the Austrian Guarantor covers any possible balance sheet loss (Bilanzverlust) by dissolving restricted reserves (gebundene Rücklagen) rather than free reserves (ungebundene Rücklagen) to the extent possible pursuant to Austrian law and the Austrian Guarantor shall abide by such requirement when preparing its financial statements.

(b)         The Obligors (other than the Austrian Guarantor) undertake, subject to Clause 18.7 (Deferral of Guarantors’ Rights), to reimburse the Austrian Guarantor for any payments made by the Austrian Guarantor upon demand from a Finance Party or any other payment made in connection with the guarantee given by the Austrian Guarantor under Clause 18 (Guarantee and indemnity), immediately upon the Austrian Guarantor’s first written demand.

23.         EVENTS OF DEFAULT

Each of the events or circumstances set out in Clauses 23.1 to 23.12 inclusive is an Event of Default.

23.1       Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)            its failure to pay is caused by administrative or technical error; and

(b)           payment is made within five Business Days of its due date.

23.2       Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3       Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)) and, if the failure to comply is capable of remedy, it is not remedied within 30 days of the Agent giving notice to the Company or an Obligor becoming aware of the failure to comply.

23.4       Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect in any respect when made and where the circumstances making such representation or statement incorrect are capable of being altered so that such representation or statement is correct, such circumstances are not so altered within 30 days of the Agent notifying the relevant Obligor of such representation or statement being incorrect.

23.5       Cross default

(a)         Any Financial Indebtedness of any Group Company is not paid when due and payable nor within any applicable grace period.

(b)         Any Financial Indebtedness of any Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of a default or an event of default (however described).

(c)         Any creditor of any Group Company becomes entitled to declare any Financial Indebtedness of any Group Company due and payable prior to its specified maturity as a result of a default or an event of default (however described).

(d)         No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than euro 10,000,000.

23.6       Creditors’ process

Expropriation, attachment, sequestration, distress or execution affects any asset or assets of Group Companies having an aggregate value of at least euro 10,000,000 and is not discharged within 30 days.

23.7       Insolvency

(a)         An Obligor or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any class of its indebtedness.

(b)         A moratorium is declared in respect of any class of indebtedness of an Obligor or any Material Subsidiary.

(c)         The Austrian Guarantor is declared (or declares itself) bankrupt, is in a situation of illiquidity (Zahlungsunfähigkeit), within the meaning of § 66 of the KO, as interpreted by Austrian courts, or over indebtedness (Überschuldung), within the meaning of § 67 of the KO, as interpreted by Austrian courts, is presumably unable to pay its debts as they fall due (drohende Zahlungsunfähigkeit), within the meaning of § 1 (1) of the AO, as interpreted by Austrian courts or the preconditions for the opening of reorganisation proceedings (Reorganisationsbedarf) under the URG, as set out in the URG and interpreted by Austrian courts, have been satisfied in respect of the Austrian Guarantor (save for any solvent reorganisation previously approved by the Agent in writing, such approval not to be unreasonably withheld).

(d)         Without limitation to paragraphs (a) and (b) above, in relation to a Swiss Obligor, the following events occur:

(i)             it becomes unable to pay its debts (Zahlungsunfähigkeit);

(ii)            it suspends making payments (Zahlungseinstellung); or

(iii)           half of its share capital and the legal reserves are not covered or it becomes over-indebted (hälftiger Kapitalverlust oder Überschuldung) within the meaning of article 725 of the CO;

(iv)          its balance sheet is filed with a judge due to over-indebtedness or insolvency pursuant to article 725a of the CO;

(v)           a moratorium is declared (Stundung and Nachlassstundung); or

(vi)          any maturity of its indebtedness is postponed (Fälligkeitsaufschub).

23.8       Insolvency proceedings

Any legal proceeding or other formal procedure is taken or a meeting is convened for the purpose of considering a resolution in relation to:

(a)            the bankruptcy, the suspension of payments, winding-up, dissolution, liquidation, annulment as a legal entity, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor or any Material Subsidiary other than a solvent liquidation or reorganisation of any Material Subsidiary;

(b)           a general composition, assignment or arrangement with all of the creditors of an Obligor or any Material Subsidiary relating to a general rescheduling of its financial indebtedness;

(c)            the appointment of a liquidator (other than (i) a winding up petition which is frivolous or vexatious and which is, in any event, discharged within 30 days of its presentation and (ii) in respect of a solvent liquidation of any Material Subsidiary), receiver, administrator, administrative receiver, compulsory manager, an administrateur judiciaire/gerechtelijk bestuurder, a speciaal commissaris/commissaire spécial, a séquestre/sekwester or other similar officer in respect of an Obligor or any Material Subsidiary or all or any part (having an aggregate value of at least euro 10,000,000) of its assets; or

(d)           enforcement of any Security over all or substantially all of the assets of an Obligor or any Material Subsidiary which is not discharged within 30 days of the relevant legal proceeding or formal procedure being taken, or any analogous procedure or step is taken in any jurisdiction including, without limitation, if the Austrian Guarantor is subject to:

(i)           any bankruptcy proceedings (Konkursverfahren) commenced pursuant to the KO, unless the application for such proceedings is dismissed within thirty days from (but excluding) the day it is filed (unless dismissed on the ground that the costs of the bankruptcy proceedings were likely to exceed the assets of such person (Abweisung mangels kostendeckenden Vermögens)); or

(ii)          any composition proceedings (Ausgleichsverfahren) commenced pursuant to the AO; or

(iii)         any reorganisation proceedings (Reorganisationsverfahren) under the URG (save for any solvent reorganisation previously approved by the Majority Lenders in writing, such approval not to be unreasonably withheld), unless, in relation to sub-paragraphs (ii) and (iii), the opening of the relevant proceedings is the only action that has occurred,

or, without limitation, if a Swiss Obligor is subject to:

(i)                                      bankruptcy proceedings (Betreibung auf Konkurs);

(ii)                                   composition with creditors (Nachlassverfahren) including in particular moratorium (Nachlassstundung), proceedings regarding composition agreements (Nachlassvertrag) and emergency moratorium (Notstundung);

(iii)                                proceedings regarding postponement of maturity (Fälligkeitsaufschub);

(iv)                               postponement of the opening of bankruptcy or moratorium proceedings pursuant to article 725a or article 817 of the CO respectively (Konkursaufschub/Gesellschaftsrechtliches Moratorium); or

(v)                                  a notification to a judge of a capital loss or over-indebtedness under these provisions.

23.9       Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.10     Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.11     Cessation of business

An Obligor or any Material Subsidiary ceases to carry on all or a substantial part of its business (other than as a result of a solvent liquidation or reorganisation of any Material Subsidiary or disposal permitted hereunder) and such cessation would result in the Group, as a whole, ceasing to carry on the Paper Business.

23.12     Litigation adversely determined

Any litigation is determined against any Group Company which has, or is reasonably likely to have, a Material Adverse Effect.

23.13     South Africa

Any Authorisation provided by the Exchange Control Department of the South African Reserve Bank in connection with any Finance Document, the guarantee given by the Company under this Agreement or the fulfilment by the Company of its obligations under this Agreement is amended adversely, repealed, revoked or terminated or expires.

23.14     Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)            cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)           declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

SECTION 9

CHANGES TO PARTIES

24.         CHANGES TO THE LENDERS

24.1       Assignments and transfers by the Lenders

(a)         Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(i)             assign any of its rights;

(ii)            transfer any of its rights and obligations;

(iii)           enter into a sub-participation or similar agreement in relation to this Agreement,

to another bank or financial institution (the “New Lender”);

provided that no Lender may make any such assignment or transfer to, or enter into a sub-participation or similar agreement with, any bank or financial institution which is not a Swiss Qualifying Lender without the prior written consent of the Majority Lenders.

(b)         Any Lender who enters into a sub-participation agreement in relation to this Agreement shall ensure that:

(i)             the terms of such sub-participation agreement oblige the sub-participant to neither enter into further sub-participation agreements (in relation to the rights between it and such Lender) nor assign or grant any interest over the sub-participation agreement, except in each case to a person who is a Swiss Qualifying Lender;

(ii)            the sub-participant enters into an undertaking in favour of each Lender and each Swiss Obligor to abide by the terms included in the sub-participation agreement to reflect paragraph (a) above; and

(iii)           the terms of such sub-participation agreement oblige the sub-participant, in respect of any further sub-participation, assignment or grant, to include a term identical to the provisions of this clause mutatis mutandis, including a requirement that any further sub-participant, assignee or grantee enters into such undertaking.

(c)         The Parties acknowledge that pursuant to the Ten Non-Bank Regulation and subject to applicable double tax treaties, Swiss Withholding Tax (charged at the rate of 35 per cent. as at the date of this Agreement) is imposed on interest payments by a Swiss Borrower (such tax to be withheld at source by the relevant Swiss Borrower) if, at any time before the Termination Date, (before syndication, upon syndication or at any time thereafter), more than ten institutions other than Swiss Qualifying Lenders participate in the Facility regardless of whether they participate directly as Lenders or indirectly by way of sub-participation or similar arrangements.

24.2       Conditions of assignment or transfer

(a)         The consent of the Company is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default has occurred and is continuing.

(b)         The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent 10 Business Days after the Lender has requested it unless consent is expressly refused by the Company within that time.

(c)         The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)         An assignment or transfer by a Lender of its Commitments under the Facility may be in whole or in part, but if in part shall be in minimum Base Currency Amounts of euro 10,000,000.

(e)         An assignment will only be effective on:

(i)             receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)            performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)          A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(g)         If:

(i)             a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)            as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross up and indemnities) or Clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3       Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of euro 1,500.

24.4       Limitation of responsibility of Existing Lenders

(a)         Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)             the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)            the financial condition of any Obligor;

(iii)           the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)          the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)         Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)             has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)            will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)         Nothing in any Finance Document obliges an Existing Lender to:

(i)             accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)            support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of their obligations under the Finance Documents or otherwise.

24.5       Procedure for transfer

(a)         Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, within 5 Business Days after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and hold in accordance with Clause 26.16 (Agent to hold original documents).

(b)         The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)         On the Transfer Date:

(i)             to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)            each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)           the Agent, the Mandated Lead Arrangers and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)          the New Lender shall become a Party as a “Lender”.

24.6       Disclosure of information

(a)         Any Lender may disclose to any of its Affiliates and any other person:

(i)             to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)            with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(iii)           to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to sub-paragraphs (i) and (ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

(b)         For the purposes only of and under the conditions set forth in this Clause 24.6, the Company waives any rights it may have in respect of banking secrecy pursuant to the Austrian Banking Act 1993, Austrian law gazette 1993/532, as amended from time to time (Bankwesengesetz 1993, BGBI 1993/532 in der jeweils gültigen Fassung).

25.         CHANGES TO THE OBLIGORS

25.1       Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2       Additional Borrowers

(a)         The Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower.  That Subsidiary shall become an Additional Borrower if:

(i)             all the Lenders approve the addition of that Subsidiary;

(ii)            the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)           the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

(iv)          no Tax Deduction will be required to be made in respect of any Lender by an Additional Borrower nor will any Lender suffer any loss, liability or cost on account of Tax pursuant to Clause 13.3 (Tax indemnity) in connection with such Additional Borrower; and

(v)           the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)         The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.3       Resignation of a Borrower

(a)         The Company may request that a Borrower ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)         The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)             no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)            the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations as a Borrower under the Finance Documents.

25.4       Additional Guarantors

(a)         The Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor.  That Subsidiary shall become an Additional Guarantor if:

(i)             the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)            the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)         The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.5       Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations and each of the representations set out in Clauses 19.5 (Validity and admissibility in evidence), 19.7 (Deduction of Tax) and 19.8 (No filing or stamp taxes) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6       Resignation of a Guarantor

(a)         The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)         The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)             no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)            all the Lenders have consented to the Company’s request.

SECTION 10

THE FINANCE PARTIES

26.         ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS

26.1       Appointment of the Agent

(a)         Each of the Mandated Lead Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)         Each of the Mandated Lead Arrangers and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2       Duties of the Agent

(a)         Subject to Clause 13.5(b) (Stamp Taxes) and Clause 31.5(f) (Electronic communication), the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)         If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(c)         The Agent shall promptly notify the Lenders of any Default arising under Clause 23.1 (Non-payment).

(d)         The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3       Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, each Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4       No fiduciary duties

(a)         Nothing in this Agreement constitutes the Agent or the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

(b)         Neither the Agent nor the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5       Business with the Group

The Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Company.

26.6       Rights and discretions of the Agent

(a)         The Agent may rely on:

(i)             any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)            any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)         The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)             no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)            any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)           any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)         The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)         The Agent may act in relation to the Finance Documents through its personnel and agents.

26.7       Majority Lenders’ instructions

(a)         Unless a contrary indication appears in a Finance Document, the Agent shall (a) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)         Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Lenders and the Mandated Lead Arrangers.

(c)         The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)         In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)         The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8       Responsibility for documentation

Neither the Agent nor the Mandated Lead Arrangers:

(a)            is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, an Obligor or any other person given in or in connection with any Finance Document or the Information Package; or

(b)           is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9       Exclusion of liability

(a)         Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)         No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)         The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)         Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

26.10     Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11     Resignation of the Agent

(a)         The Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the Lenders and the Company.

(b)         Alternatively the Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)         If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent.

(d)         The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)         The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)          Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)         After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12     Confidentiality

(a)         In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)         If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)         Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

26.13     Relationship with the Lenders

(a)         The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)         Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

26.14     Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)            the financial condition, status and nature of each Group Company;

(b)           the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)            whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)           the adequacy, accuracy and/or completeness of the Information Package and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance

Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15     Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16     Agent to hold original documents

The Agent shall hold one of each of the complete originals of this Agreement and any Transfer Certificate at an address outside of Austria for the benefit of the Finance Parties and each copy shall be clearly marked “Agent’s Copy”.

26.17     Representation by Original Lenders

The Original Lenders confirm, for the benefit of the other Original Lenders, on the date of this Agreement that they are each Swiss Qualifying Lenders.

27.         CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)            interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)           oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)            oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.         SHARING AMONG THE LENDERS

28.1       Payments to Lenders

If a Lender (a “Recovering Lender”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)            the Recovering Lender shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)           the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)            the Recovering Lender shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2       Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Clause 29.5 (Partial payments).

28.3       Recovering Lender’s rights

(a)         On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)         If and to the extent that the Recovering Lender is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.

28.4       Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:

(a)            each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Lender an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay); and

(b)           that Recovering Lender’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.

28.5       Exceptions

(a)         This Clause 28 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)         A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)             it notified the other Lenders of the legal or arbitration proceedings; and

(ii)            the other Lenders had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.         PAYMENT MECHANICS

29.1       Payments

(a)         On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)         Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) but, in no event, in Austria, with such bank as the Agent specifies.

(c)         Any payment made by or to Sappi Papier Holding GmbH or any other Obligor under or in connection with a Finance Document shall be made from or to an account outside of Austria.

(d)         Any payment made by a Finance Party to another Finance Party under or in connection with a Finance Document shall be made from or to an account outside of Austria.

29.2       Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent in accordance with paragraphs (c) and (d) of Clause 29.1 (Payments) by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3       Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4       Clawback

(a)         Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)         If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5       Partial payments

(a)         If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)             first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)            second, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)           thirdly, in or towards payment pro rata of amounts of principal due but unpaid under this Agreement; and

(iv)          fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)         The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs(a)(ii) to (iv) above.

(c)         Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6       No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7       Business Days

(a)         Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)         During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8       Currency of account

(a)         Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)         A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)         Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)         Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)         Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9       Change of currency

(a)         Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)             any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)            any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)         If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.         SET-OFF

Without prejudice to the rights of the Finance Parties at law, whilst an Event of Default is continuing unremedied and unwaived, a Finance Party may set-off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.         NOTICES

31.1       Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2       Addresses

Subject to the other terms of this Agreement, the address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)            in the case of the Company, that identified with its name below;

(b)           in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)            in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3       Delivery

(a)         Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)             if by way of fax, when received in legible form; or

(ii)            if by way of letter, when it has been left at the relevant address seven Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)         Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)         All notices from or to an Obligor shall be sent through the Agent.

(d)         Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4       Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5       Electronic communication

(a)         Any communication to be made between the Parties under or in connection with the Finance Documents (other than (i) delivery of any Utilisation Request, a certificate in accordance with Clause 20.2 (Compliance Certificate) or any request for an amendment to or waiver of this Agreement, (ii) in the case of a Guarantor, delivery of any request for an amendment or waiver of this Agreement) may be made by electronic mail or other electronic means and the Parties shall notify each other (in particular, the Agent) in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means.

(b)         Each Party shall promptly notify each other Party (in particular, the Agent) of any change to their electronic mail address or any other such information supplied by them.

(c)         Any electronic communication made:

(i)             by the Agent to another Party will be effective only when actually received in readable form by the relevant recipient and then only if it is addressed in such a manner as that relevant Lender or Obligor, as the case may be, shall specify to the Agent for this purpose; and

(ii)            by a Lender or any Obligor to the Agent will be effective only when actually received in readable form by the Agent and then only if it is addressed in such a manner as the Agent shall specify to that Lender or, as the case may be, that Obligor for this purpose.

(d)         Each Party shall notify any affected Parties promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is continuing for more than 36 hours). Until that Party has notified the other affected Parties that the failure has been remedied, all notices between those Parties shall be sent by fax or letter in accordance with this Clause 31 (Notices).

(e)         In the case of notification of rates of interest by the Agent pursuant to Clause 9.4 (Notification of rates of interest) and in the case of the delivery of any document by the Agent pursuant to paragraph (a) of Clause 26.2 (Duties of the Agent), the Agent may refer a Lender or an Obligor (by fax, letter or e-mail) to a web site and to the location of the relevant information on such web site in discharge of such notification or delivery obligation.

(f)          Each of the Parties agrees that (i) it will only send notices and written references to any Finance Document or other document which relates to any Finance Document (including, without limitation, details of the Parties, the obligations of any Party under any Finance Document or other document which relates to any Finance Document and the amount of any payment due under any Finance Document or other document which relates to any Finance Document, the “Restricted Information”) to or from Austria by e-mail which does not contain the signature of any Party (whether manuscript or electronic) and (ii) to the extent the Party receives in or sends Restricted Information from Austria, it will ensure that any e-mail containing any Restricted Information received by it in or sent by it from Austria is only stored electronically and not printed in Austria. Except as provided above each Party agrees not to send Restricted Information to or from Austria in a letter, notice, paper or other form of written communication.

31.6       English language

(a)         Any notice given under or in connection with any Finance Document must be in English.

(b)         All other documents provided under or in connection with any Finance Document must be:

(i)             in English; or

(ii)            if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.         CALCULATIONS AND CERTIFICATES

32.1       Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2       Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3       Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.         PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.         REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.         AMENDMENTS AND WAIVERS

35.1       Required consents

(a)         Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)         The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2       Exceptions

(a)         An amendment or waiver that has the effect of changing or which relates to:

(i)             the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)            an extension to the date of payment of any amount under the Finance Documents;

(iii)           a reduction in the Margin, the commission rate, the amount of, or the currency of any payment of principal, interest, fees or commission payable;

(iv)          an increase in Commitment;

(v)           a change to the Borrowers or the Guarantors;

(vi)          any provision which expressly requires the consent of all the Lenders; or

(vii)         Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Lenders) or this Clause 35,

shall not be made without the prior consent of all the Lenders.

(b)         An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arrangers may not be effected without the consent of the Agent or the Mandated Lead Arrangers.

36.         COUNTERPARTS

36.1       Multiple counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document. This Agreement only becomes effective upon the signature of the Agent and is deemed to become effective in England upon such signature.

36.2       Complete originals

There shall only be two complete originals of the Finance Documents (other than the Fee Letter). For these purposes “complete” means execution by each relevant Party to such Finance Document in any number of counterparts.

37.         PLACE OF PERFORMANCE

37.1       Performance

The Parties shall perform their payment and delivery obligations under or in connection with the Finance Documents exclusively at the Place of Performance (as defined below), but in no event at a place in Austria. For the purposes of the above, “Place of Performance” means:

(a)            in relation to any payment by an Obligor or a Finance Party under or in connection with a Finance Document, the place at which such payment is to be made pursuant to Clause 29.1 (Payments); and

(b)           in relation to the delivery of any document under or in connection with the Agreement, the premises of the Agent at Paris or any other place outside of Austria as the Agent specifies from time to time.

37.2       Delivery of notices by Agent

Notwithstanding Clause 31 (Notices) and Clause 37.1 (Performance) but subject to Clause 13.5 (Stamp Taxes) and Clause 31.5(f) (Electronic communication), each of the Obligors agrees that any notice or document delivered on it under or in connection with the Finance Documents shall be sent to an address located outside of Austria which, unless it notifies the Agent otherwise, shall be 154, Chaussee de la Hulpe, B-1170 Brussels, (Watermael-Boitsfort), Belgium.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

38.         GOVERNING LAW

This Agreement is governed by English law.

39.         ENFORCEMENT

39.1       Jurisdiction of English Courts

(a)         The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)         The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)         This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2       Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)            irrevocably appoints Sappi (UK) Limited, Blackburn Mill, Feniscowles, Blackburn Lancashire BB2 5HX as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)           agrees that failure by a process agent to notify such Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

The Original Parties

PART I
The Original Obligors

Original Borrowers	Registration number (or equivalent, if any)

Sappi Papier Holding GmbH	FN167931h

Sappi International S.A.	RPM0449.887.582 (Brussels)

Trenfor Trading AG	CH-020.3.927.008-6

Original Guarantors	Registration number (or equivalent, if any)

Sappi Limited	1936/008963/06

Sappi Papier Holding GmbH	FN167931h

Sappi International S.A.	RPM0449.887.582 (Brussels)

Trenfor Trading AG	CH-020.3.927.008-6

PART II

The Original Lenders

Name of Original Lender	Commitment (Euro)

BNP Paribas, Belgium Branch	65,333,333.33

JPMorgan Chase Bank, National Association	65,333,333.33

Société Générale	65,333,333.34

ABN Amro Bank N.V., Belgium Branch	36,000,000.00

Citibank International plc	36,000,000.00

Dresdner Bank AG, Niederlassung Luxemburg	36,000,000.00

DZ Bank AG	36,000,000.00

HSBC Bank plc	36,000,000.00

NATEXIS Banques Populaires	36,000,000.00

Baden-Württembergische Bank AG	25,000,000.00

Commerzbank AG, Brussels Branch	25,000,000.00

Fortis Bank S.A./N.V.	25,000,000.00

KBC Bank N.V.	25,000,000.00

Mizuho Corporate Bank, Ltd	25,000,000.00

Wachovia Bank, National Association, London Branch	25,000,000.00

WestLB AG	25,000,000.00

Banca Monte Paschi Belgio S.A.	13,000,000.00

SCHEDULE 2

Conditions Precedent

PART I
Conditions Precedent to Initial Utilisation

1.           Obligors

(a)         A copy of the constitutional documents of each Original Obligor (including, in the case of a Swiss Original Obligor, a certified copy of the articles of association and a certified extract from the commercial register, dated not earlier than seven days prior to the date of this Agreement).

(b)         A copy of a resolution of the board of directors of each Original Obligor:

(i)                                      approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents;

(ii)                                   authorising a specified person or persons to execute the Finance Documents on its behalf; and

(iii)                                authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

(c)         A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor (except Sappi Limited and Sappi International S.A.), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(d)         A copy of a resolution of the supervisory board (Aufsichtsrat) or advisory board (Beirat) of each Obligor incorporated in Austria approving the terms of, and transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party.

(e)         A copy of a resolution of the special shareholders’ meeting of Sappi International S.A. approving any change of control clause provided by any Finance Document (including Clause 8.2 (Change of Control) of this Agreement) according to Article 556 of the Belgian Companies Code.

(f)          A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(g)         A certificate of the Company (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(h)         A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.           Legal opinions

(a)         A legal opinion of Linklaters, legal advisers to the Mandated Lead Arrangers and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)         A legal opinion of Linklaters, legal advisers to the Mandated Lead Arrangers and the Agent in Belgium, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)         A legal opinion of Schönherr Rechtsanwälte, legal advisers to the Mandated Lead Arrangers and the Agent in Austria, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)         A legal opinion of Bowman Gilfillan Inc., legal advisers to the Mandated Lead Arrangers and the Agent in South Africa, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(e)         A legal opinion of Niederer Kraft & Frey, legal advisers to the Mandated Lead Arrangers and the Agent in Switzerland, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(f)          Legal opinions of each of the legal advisers to the Original Obligors in Austria, Belgium, Switzerland and South Africa in relation to the Original Obligors incorporated in such jurisdictions substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.           Other documents and evidence

(a)         Evidence that the process agent referred to in Clause 39.2 (Service of process), if not an Original Obligor has accepted its appointment.

(b)         A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)         The Original Financial Statements.

(d)         Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and Expenses) have been paid or will be paid within five Business Days from the date of this Agreement.

(e)         A certificate from the Company duly executed by an authorised signatory setting out the name and relevant details of each Material Subsidiary.

(f)          Evidence of exchange control approval of the Exchange Control Department of the South African Reserve Bank in relation to the guarantee given by the Company and approval for the Company to fulfil all of its obligations under this Agreement.

(g)         Evidence that the Existing Facility has been, or will be, cancelled and have been or will be prepaid on the first Utilisation Date under this Agreement.

PART II

Conditions Precedent Required to be
Delivered by an Additional Obligor

1.           An Accession Letter, duly executed by the Additional Obligor and the Company.

2.           A copy of the constitutional documents of the Additional Obligor.

3.           A copy of a resolution of the board of directors of the Additional Obligor:

(a)            approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)           authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)            authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.           A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.           If the Additional Guarantor is incorporated in England and Wales, or if so required by the Agent, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.           A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.           A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.           A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.           If available, the latest audited financial statements of the Additional Obligor.

10.         A legal opinion of Linklaters, legal advisers to the Mandated Lead Arranger and the Agent in England.

11.         If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Mandated Lead Arranger and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

12.         Legal opinions of each of the relevant legal advisers to the Additional Obligor in the jurisdiction in which the Additional Obligor is incorporated.

13.         If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 38.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

SCHEDULE 3

Utilisation Request

From:      [                   ]

To:          BNP Paribas as Agent

Dated:

Dear Sirs

Sappi Limited - Euro 600,000,000 Credit Agreement
dated [                 ] 2005 (the “Credit Agreement”)

We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

1.           We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Credit Agreement referred to above is satisfied on the date of this Utilisation Request.

[The proceeds of this Loan should be credited to [account [NB Not an account held in Austria]].].

2.           This Utilisation Request is irrevocable and signed at [place outside Austria].

3.           The Place of Performance shall be determined according to Clause 37 (Place of performance), but shall, in any case, be outside of Austria. No original or certified copy hereof shall be brought into Austria.

BRINGING THIS DOCUMENT OR ANY CERTIFIED COPY OF THIS DOCUMENT INTO THE REPUBLIC OF AUSTRIA AS WELL AS ANY WRITTEN CONFIRMATION OR WRITTEN REFERENCE TO THIS DOCUMENT MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY TAX. PLEASE READ CLAUSES 13.5 (STAMP TAXES), 29.1 (PAYMENTS TO THE AGENT), 31 (NOTICES) AND 37 (PLACE OF PERFORMANCE) OF THE CREDIT AGREEMENT IN CONNECTION WITH THE FOREGOING.

Yours faithfully

authorised signatory for

[•]

SCHEDULE 4

Mandatory Cost Formulae

1.           The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.           On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.           The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.           The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)            in relation to a sterling Loan:

AB + C(B – D) + E×0.01	per cent. per annum
100–(A+C)

(b)           in relation to a Loan in any currency other than sterling:

E×0.01	per cent. per annum.
300

Where:

A

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B

is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds, per £1,000,000.

5.           For the purposes of this Schedule:

(a)            “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)           “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)            “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)           “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.           In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.           If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.           Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.   In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)            the jurisdiction of its Facility Office; and

(b)           any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.           The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.         The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.         The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.         Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.         The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

Form of Transfer Certificate

To:	BNP Paribas as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Sappi Limited - Euro 600,000,000 Credit Agreement
dated [                 ] 2005 (the “Credit Agreement”)

1.           We refer to Clause 24.5 (Procedure for transfer) of the Credit Agreement:

(a)            The Existing Lender and the New Lender agree to the Existing Lender and the New Lender transferring all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer) of the Credit Agreement.

(b)           The proposed Transfer Date is [                 ].

(c)            The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) of the Credit Agreement are set out in the Schedule.

2.           The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders) of the Credit Agreement.

3.           This Transfer Certificate is governed by English law.

4.           This Transfer Certificate is signed at [place outside of Austria].

5.           The New Lender confirms that it is [a Swiss Qualifying Lender (as defined in Clause 1.1 of the Agreement) in accordance with the relevant explanatory note of the Swiss Federal Tax Administration]/[not a Swiss Qualifying Lender (as defined in Clause 1.1 of the Agreement) and the consent of the Company has been obtained if such consent is required pursuant to the provisions of the Finance Documents.]

6.           The place of performance of the rights and obligations of the Existing Lender and the New Lender hereunder shall be:

(i)             in relation to any payment by the New Lender to the Existing Lender (or vice versa), the place at which payment to the receiving Lender is to be made pursuant to Clause 29.1 (Payments); and

(ii)            in relation to any other obligations and liabilities of the Existing Lender and the New Lender under or in connection with this Transfer Certificate, the premises of the Agent at Paris or any other place outside of Austria as the Agent specifies from time to time.

BRINGING THIS DOCUMENT OR ANY CERTIFIED COPY OF THIS DOCUMENT INTO THE REPUBLIC OF AUSTRIA AS WELL AS ANY WRITTEN CONFIRMATION OR WRITTEN REFERENCE TO THIS DOCUMENT MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY TAX. PLEASE

READ CLAUSES 13.5 (STAMP TAXES), 29.1 (PAYMENTS), 31 (NOTICES) AND 37 (PLACE OF PERFORMANCE) OF THE CREDIT AGREEMENT IN CONNECTION WITH THE FOREGOING.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,

[NB must be outside Austria]]

[Existing Lender]	[New Lender]

By:	By:

SCHEDULE 6

Form of Accession Letter

To:          BNP Paribas as Agent

From:      [Subsidiary] and Sappi Limited

Dated:

Dear Sirs

Sappi Limited – Euro 600,000,000 Facility Agreement
dated [                 ] 2005 (the “Agreement”)

1.           We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.           [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to [Clause 25.2 (Additional Borrowers)]/[Clause 25.4 (Additional Guarantors)] of the Agreement.  [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.           [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.           This Accession Letter is signed at [place outside of Austria].

5.           This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

Sappi Limited	[Subsidiary]

BRINGING THIS DOCUMENT OR ANY CERTIFIED COPY OF THIS DOCUMENT INTO THE REPUBLIC OF AUSTRIA AS WELL AS ANY WRITTEN CONFIRMATION OR WRITTEN REFERENCE TO THIS DOCUMENT MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY TAX. PLEASE READ CLAUSES 13.5 (STAMP TAXES), 29.1 (PAYMENTS), 31 (NOTICES) AND 37 (PLACE OF PERFORMANCE) OF THE CREDIT AGREEMENT IN CONNECTION WITH THE FOREGOING.

SCHEDULE 7

Form of Resignation Letter

To:          BNP Paribas as Agent

From:      [resigning Obligor] and Sappi Limited

Dated:

Dear Sirs

Sappi Limited – Euro 600,000,000 Facility Agreement
dated [                 ] 2005 (the “Agreement”)

1.           We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.           Pursuant to [Clause 25.3 (Resignation of a Borrower)]/[Clause 25.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.           We confirm that:

(a)            no Default is continuing or would result from the acceptance of this request; and

(b)           [                 ]

4.           This Resignation Letter is signed at [place outside of Austria].

5.           This Resignation Letter is governed by English law.

Sappi Limited	[Subsidiary]

By:	By:

BRINGING THIS DOCUMENT OR ANY CERTIFIED COPY OF THIS DOCUMENT INTO THE REPUBLIC OF AUSTRIA AS WELL AS ANY WRITTEN CONFIRMATION OR WRITTEN REFERENCE TO THIS DOCUMENT MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY TAX. PLEASE READ CLAUSES 13.5 (STAMP TAXES), 29.1 (PAYMENTS), 31 (NOTICES) AND 37 (PLACE OF PERFORMANCE) OF THE CREDIT AGREEMENT IN CONNECTION WITH THE FOREGOING.

SCHEDULE 8

Form of Compliance Certificate

To:	BNP Paribas as Agent

From:	Sappi Limited

Dated:

Dear Sirs

Sappi Limited - Euro 600,000,000 Credit Agreement
dated [                 ] 2005 (the “Credit Agreement”)

1.           We refer to the Credit Agreement. This is a Compliance Certificate.

2.           We confirm that:

(i)             in respect of the Quarter ending on [                 ] and each of the three immediately preceding Quarters the mean average of EBITDA was [                 ] and the mean average of Consolidated Net Interest Expense was [                 ]. Therefore EBITDA was [                 ] times Consolidated Net Interest Expense and the covenant contained in sub-clause (a) of Clause 21.1 (Financial covenants) [has/has not] been complied with;

(ii)            in respect of the Quarter ending on [                 ] and each of the seven immediately preceding Quarters the mean average of EBITDA was [                   ] and the mean average of Consolidated Net Interest Expense was [                   ]. Therefore EBITDA was [                   ] times Consolidated Net Interest Expense and the covenant contained in sub-clause (b) of Clause 21.1 (Financial covenants) [has/has not] been complied with;

(iii)           in respect of the Quarter ending on [                   ] Net Debt was [                   ] and Capitalisation for such Quarter was [                   ] as at the end of that Quarter.  Therefore Net Debt at that time [was/was not] equal to or in excess of [                   ] and the covenant contained in sub-clause (c) of Clause 21.1 (Financial covenants) [has/has not] been complied with; and

(iv)          in respect of the Quarter ending on [                   ] Sappi Manufacturing Net Debt was [                   ] and Sappi Manufacturing Capitalisation for such Quarter was [                   ] as at the end of that Quarter.  Therefore Net Debt at that time [was/was not][ equal to or in excess of [                   ] and the covenant in sub-clause (d) of Clause 21.1 (Financial covenants) [has/has not] been complied with.

3.           [As at end of our financial year, the Material Subsidiaries are as follows:

[                   ]

We confirm that the above companies account for at least 90 per cent. of the Consolidated Earnings and at least 90 per cent. of the Consolidated Assets (as such terms are defined in the definition of Material Subsidiary set out in the Credit
Agreement).](1)

4.           [We confirm that no Default is continuing.](2)

5.           This Compliance Certificate is signed [place outside of Austria].

Signed:

Director
for and on behalf of
Sappi Limited

BRINGING THIS DOCUMENT OR ANY CERTIFIED COPY OF THIS DOCUMENT INTO THE REPUBLIC OF AUSTRIA AS WELL AS ANY WRITTEN CONFIRMATION OR WRITTEN REFERENCE TO THIS DOCUMENT MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY TAX. PLEASE READ CLAUSES 13.5 (STAMP TAXES), 29.1 (PAYMENTS), 31 (NOTICES) AND 37 (PLACE OF PERFORMANCE) OF THE CREDIT AGREEMENT IN CONNECTION WITH THE FOREGOING.

(1)   Paragraph 3 only included in the Annual Compliance Certificate, as such term is defined in the Credit Agreement.

(2)   If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9

Existing Security (as at 30 September 2004)

Name of Group Company	Security	Total Principal Amount of Indebtedness Secured
Sappi Fine Paper North America
Town of Skowhegan/Michigan strategic fund/City of Westbrook	Land and Buildings	$106,610,000
Sappi Germany
Allianz AG	Plant and Equipment	euro	4,719,000
Sappi Belgium
Rabobank	Mortgage	euro	2,629,000
KBC Bank	Leased Assets	euro	1,343,000
Sappi Manufacturing
First National Bank	Plant and equipment	ZAR	252,000,000
Standard Bank	Plant and equipment	ZAR	196,000,000
Rand Merchant Bank	Plant and equipment	ZAR	174,000,000
Nedbank	Plant and equipment	ZAR	61,000,000

SCHEDULE 10

Existing Subsidiary Indebtedness (as at 30 September 2004)

Name of Group Company	Total Principal Amount of Indebtedness Secured
Sappi Fine Paper North America
Town of Skowhegan/Michigan strategic fund/City of Westbrook	$106,610,000
Sappi Germany
Allianz AG	euro	4,719,000
Sappi Austria
OeBB/WVBD	euro	7,129,000
Sappi Belgium
RZB	euro	14,800,000
Rabobank	euro	2,629,000
KBC Bank	euro	1,343,000

SCHEDULE 11

Timetables

	Loans in euro	Loans in sterling	Loans in other currencies

Request for Optional Currency received by the Agent (Clause 4.3 (Conditions relating to Optional Currencies))	—	—	U-5 11.00am

Approval from Lenders for an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))	—	—	U-4 12.00 noon

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	U-4 3.00 pm

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 11.00 am	U-1 11.00 am	U-3 11.00 am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)		U-1 11.00 am	U-3 11.00 am

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	U-2 11.00 am	U 11.00 am	U-2 11.00 am

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	U-2 11.00 am	U 11.00 am	U-2 11.00 am

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 am Brussels time	Quotation Day as of 11:00 am London time	Quotation Day as of 11:00 am

“U”	=	date of utilisation

“U-X”	=	X Business Days prior to date of utilisation

SIGNATURES

The Company

SAPPI LIMITED

By:

Address:	48 Amershoff St, Braamfontein, Johannesburg, Republic of South Africa

Fax:	+27 11 4031 493

Attention:	Group Secretary

The Original Borrowers

SAPPI PAPIER HOLDING GmbH

By:

Address:	154 Chaussée de la Hulpe, B-1170 Brussels, (Watermael-Boitsfort), Belgium

Fax:	+32 2676 9601

Attention:	Mr Kaj Burchardi
Executive Director
Group Treasury

SAPPI INTERNATIONAL S.A.

By:

Address:	154 Chaussée de la Hulpe, B-1170 Brussels, (Watermael-Boitsfort), Belgium

Fax:	+32 2676 9601

Attention:	Mr Kaj Burchardi
Executive Director
Group Treasury

TRENFOR TRADING AG

By:

Address:	Wiesenstrasse 17, CH-8008 Zurich, Switzerland

Fax:	+41 44421 4450

Attention:	Chief Executive Officer and Dr H J Schürmann

The Original Guarantors

SAPPI LIMITED

By:

Address:	48 Amershoff St, Braamfontein, Johannesburg, Republic of South Africa

Fax:	+27 11 4031 493

Attention:	Group Secretary

SAPPI PAPIER HOLDING GmbH

By:

Address:	154 Chaussée de la Hulpe, B-1170 Brussels, (Watermael-Boitsfort), Belgium

Fax:	+32 2676 9601

Attention:	Mr Kaj Burchardi
Executive Director
Group Treasury

SAPPI INTERNATIONAL S.A.

By:

Address:	154 Chaussée de la Hulpe, B-1170 Brussels, (Watermael-Boitsfort), Belgium

Fax:	+32 2676 9601

Attention:	Mr Kaj Burchardi
Executive Director
Group Treasury

TRENFOR TRADING AG

By:

Address:	Wiesenstrasse 17, CH-8008 Zurich, Switzerland

Fax:	+41 44421 4450

Attention:	Chief Executive Officer and Dr H J Schürmann

The Mandated Lead Arrangers

BNP PARIBAS

By:

J.P. MORGAN PLC

By:

SG CORPORATE & INVESTMENT BANKING (the corporate and investment banking division of the Société Générale)

By:

The Agent

BNP PARIBAS

By:

Address:	37, place du Marché St Honoré, 75031 Paris, France

Fax:	+33 (0)1 42 98 43 17

Attention:	Agency - CIB Structured Finance

The Original Lenders

BNP PARIBAS, BELGIUM BRANCH

By:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:

SOCIÉTÉ GÉNÉRALE

By:

ABN AMRO BANK N.V., BELGIUM BRANCH

By:

CITIBANK INTERNATIONAL PLC

By:

DRESDNER BANK AG, NIEDERLASSUNG LUXEMBURG

By:

DZ BANK AG, DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN

By:

HSBC BANK PLC

By:

NATEXIS BANQUES POPULAIRES

By:

BADEN-WÜRTTEMBERGISCHE BANK AG

By:

COMMERZBANK AG, BRUSSELS BRANCH

By:

FORTIS BANK S.A./N.V.

By:

KBC BANK N.V.

By:

MIZUHO CORPORATE BANK, LTD

By:

WACHOVIA BANK, NATIONAL ASSOCIATION, LONDON BRANCH

By:

WESTLB AG

By:

BANCA MONTE PASCHI BELGIO S.A.

By: